                                 EXHIBIT 99.1

                          Independent Auditors' Report



The Board of Directors
First Charter Corporation

We have audited the accompanying supplemental consolidated balance sheets of First Charter Corporation and subsidiaries (the "Company") as of December 31, 1997 and 1996, and the related supplemental consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the merger of First Charter Corporation and HFNC Financial Corp. on September 30, 1998, which has been accounted for as a pooling-of-interests as described in Note 21 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Charter Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

                             KPMG Peat Marwick LLP


Charlotte, North Carolina
December 18, 1998

                   FIRST CHARTER CORPORATION AND SUBSIDIARIES
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                                                     December 31,
--------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                       1997                   1996
--------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks......................................        $     35,392           $     36,529
Federal funds sold...........................................               8,195                 25,946
Interest bearing bank deposits...............................              15,143                 18,777
Investment securities held to maturity, fair value of
     $13,979 in 1996.........................................                  --                 13,940
Securities available for sale, cost of $306,528 in 1997
     and $316,635 in 1996 ...................................             315,565                325,825
Loans  ......................................................           1,267,061              1,127,968
     Less: Unearned income...................................              (5,570)                (5,517)
           Allowance for loan losses.........................             (15,263)               (14,140)
                                                                     -----------------------------------
     Loans, net..............................................           1,246,228              1,108,311
                                                                     -----------------------------------
Premises and equipment, net..................................              26,057                 24,053
Other assets.................................................              26,061                 19,796
                                                                     -----------------------------------
         Total assets........................................        $  1,672,641           $  1,573,177
                                                                     ===================================


LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits, domestic:
     Noninterest bearing demand..............................        $    103,005           $    103,353
     Interest bearing........................................             956,257                910,343
                                                                     -----------------------------------
         Total deposits......................................           1,059,262              1,013,696
Other borrowings.............................................             350,079                309,895
Other liabilities............................................              19,391                 16,805
                                                                     -----------------------------------
         Total liabilities...................................           1,428,732              1,340,396
                                                                     -----------------------------------
Shareholders' equity:
Common stock - no par value; authorized, 25,000,000 shares;
     issued and outstanding, 19,068,298 shares in 1997
     and 18,996,991 shares in 1996...........................             139,712                133,241
Unearned ESOP and unvested restricted stock..................             (21,234)               (23,138)
Retained earnings............................................             119,899                117,039
     Unrealized gains on securities available for sale, net..               5,532                  5,639
                                                                     -----------------------------------
         Total shareholders' equity..........................             243,909                232,781
                                                                     -----------------------------------
         Total liabilities and shareholders' equity..........        $  1,672,641           $  1,573,177
                                                                     ===================================

See accompanying notes to consolidated financial statements.

                   FIRST CHARTER CORPORATION AND SUBSIDIARIES
                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME


                                                                               Years Ended December 31,
---------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share amounts)                       1997              1996              1995
---------------------------------------------------------------------------------------------------------------
Interest income:
     Loans................................................    $     100,921     $      90,545     $      76,913
     Federal funds sold...................................            1,012             1,102             2,557
     Interest bearing bank deposits.......................              795               908               608
     Securities available for sale........................           19,581            23,109            13,070
     Investment securities held to maturity...............              821               707             5,061
                                                              -------------------------------------------------
         Total interest income............................          123,130           116,371            98,209
                                                              -------------------------------------------------
Interest expense:
     Deposits ............................................           46,332            44,708            45,699
     Federal funds purchased and securities
         sold under agreements to repurchase..............            7,689             7,790             1,456
     Federal Home Loan Bank and other borrowings..........            8,806             4,918               689
                                                              -------------------------------------------------
         Total interest expense...........................           62,827            57,416            47,844
                                                              -------------------------------------------------
                   Net interest income....................           60,303            58,955            50,365
Provision for loan losses.................................            2,684             1,481             2,328
                                                              -------------------------------------------------
     Net interest income after provision for loan losses..           57,619            57,474            48,037
                                                              -------------------------------------------------
Noninterest income:
     Trust income.........................................            1,901             1,490             1,556
     Service charges on deposit accounts..................            4,116             3,496             3,114
     Insurance and other commissions......................              959               701               494
     Securities available for sale transactions, net......            5,694               306                19
     Investment securities transactions, net..............               --                --               (29)
     Other................................................            2,412             2,163             1,971
                                                              -------------------------------------------------
         Total noninterest income.........................           15,082             8,156             7,125
                                                              -------------------------------------------------
Noninterest expense:
     Salaries and fringe benefits.........................           21,721            20,070            15,356
     Occupancy and equipment..............................            5,436             4,448             3,658
     Other ...............................................           15,608            14,651            12,803
                                                              -------------------------------------------------
         Total noninterest expense........................           42,765            39,169            31,817
                                                              -------------------------------------------------
         Income before income taxes ......................           29,936            26,461            23,345
Income taxes  ............................................           10,765             9,028             7,467
                                                              -------------------------------------------------
         Net income.......................................    $      19,171     $      17,433     $      15,878
                                                              =================================================
Net income per share:
         Basic............................................    $        1.06     $        0.95     $        0.95
         Diluted..........................................    $        1.03     $        0.94     $        0.94
Weighted average common and common equivalent shares:
         Basic............................................       18,154,131        18,301,085         8,779,066
         Diluted..........................................       18,697,448        18,586,086         8,846,355


See accompanying notes to consolidated financial statements.

                   FIRST CHARTER CORPORATION AND SUBSIDIARIES
          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                                               Unearned      Unrealized
                                                                                               ESOP and        Gains on
                                                         Common Stock                          Unvested      Securities
                                                    ----------------------        Retained   Restricted   Available for
(Dollars in thousands)                              Shares          Amount        Earnings        Stock       Sale, net      Total
-----------------------------------------------------------------------------------------------------------------------------------
 First Charter Corporation...................    7,076,165      $   39,553      $   15,013    $      --     $      (474) $   54,092
 HFNC Financial Corp.........................           --              --          79,322           --           2,490      81,812
                                                -----------------------------------------------------------------------------------
 Balance, December 31, 1994.................     7,076,165          39,553          94,335           --           2,016     135,904
 Net income for 1995.........................           --              --          15,878           --              --      15,878
 Cash dividends..............................           --              --          (2,618)          --              --      (2,618)
 Proceeds from issuance of common stock .....    9,799,725         168,438              --       (9,000)             --     159,438
 Purchase and retirement of common stock....       (40,781)           (567)            (61)          --              --        (628)
 Shares released from ESOP and restricted
     stock trusts............................           --             125              --          300              --         425
 Stock options exercised and Dividend
     Reinvestment Plan stock issued..........       43,614             577              --           --              --         577
 Pre-merger transactions of pooled bank......      247,352           2,632              --           --              --       2,632
 Unrealized loss on securities
     available for sale, net ................           --              --              --           --            (532)       (532)
                                                -----------------------------------------------------------------------------------
 Balance, December 31, 1995..................   17,126,075         210,758         107,534       (8,700)          1,484     311,076
 Net income for 1996.........................           --              --          17,433           --              --      17,433
 Cash dividends..............................           --              --          (5,730)          --              --      (5,730)
 Purchase and retirement of common stock ....      (22,858)           (486)             --           --              --        (486)
 Shares released from ESOP and restricted
     stock trusts............................           --             221              --          300              --         521
 Stock options exercised and Dividend
     Reinvestment Plan stock issued..........       88,057           1,390              --           --              --       1,390
 Pre-merger transactions of pooled bank......          205               2              --           --              --           2
 Equity adjustment to conform fiscal periods.           --         (78,644)         (2,198)     (14,738)          1,356     (94,224)
 Unrealized gain on securities
     available for sale, net.................           --              --              --           --           2,799       2,799
                                                -----------------------------------------------------------------------------------
 Balance, December 31, 1996..................   17,191,479         133,241         117,039      (23,138)          5,639     232,781
 Net income for 1997.........................           --              --          19,171           --              --      19,171
 Cash dividends .............................           --         (78,918)         (8,619)          --              --     (87,537)
 Purchase and retirement of common stock ....      (64,118)         (1,126)           (194)          --              --      (1,320)
 Purchase of shares by ESOP and restricted
     stock trusts............................           --              --              --      (17,707)             --     (17,707)
 Shares released from ESOP and restricted
     stock trusts............................           --             332              --        4,873              --       5,205
 Stock options exercised and Dividend
     Reinvestment Plan stock issued..........       69,560           1,263              17           --              --       1,280
 6-for-5 stock split.........................    1,260,172           5,809          (5,809)          --              --          --
 Pre-merger transactions of pooled bank......      611,205             467              --           --              --         467
 Equity adjustment to conform fiscal
     periods.................................           --          78,644          (1,706)      14,738          (1,356)     90,320
 Unrealized gain on securities
     available for sale, net.................           --              --              --           --           1,249       1,249
                                                -----------------------------------------------------------------------------------
 Balance, December 31, 1997..................   19,068,298      $  139,712      $  119,899    $ (21,234)    $     5,532  $  243,909
                                                ===================================================================================

See accompanying notes to consolidated financial statements.

                   FIRST CHARTER CORPORATION AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                              Years Ended December 31,
------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                                 1997              1996             1995
------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income...........................................................         $   19,171       $    17,433      $    15,878
   Adjustments to reconcile net income to net
     cash provided by operating activities:
       Provision for loan losses........................................              2,684             1,481            2,328
       Depreciation and amortization....................................              2,611             1,842            1,611
       Premium amortization and (discount accretion), net...............                119               612             (124)
       Net loss on investment securities held to maturity transactions                   --                --               29
       Net gain on securities available for sale transactions...........             (5,694)             (306)             (19)
       Amortization of unearned stock compensation......................              5,205             3,764              425
       Net loss (gain) on sale of other real estate.....................               (104)             (139)             197
       Net loss (gain) on sale of premises and equipment................                (12)                4             (615)
       Origination of mortgage loans held for sale......................            (11,843)          (11,011)         (22,960)
       Proceeds from sale of mortgage loans held for sale...............             10,671            10,946           22,805
       Increase in other assets.........................................             (2,782)           (2,097)          (3,327)
       Increase in other liabilities....................................              2,665             1,233            3,187
                                                                                 ---------------------------------------------
           Net cash provided by operating activities....................             22,691            23,762           19,415
                                                                                 ---------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sales of securities available for sale.................            155,917            73,371           25,268
   Proceeds from maturities and issuer calls of
       investment securities held to maturity...........................              1,500                --           36,623
   Proceeds from maturities of securities available for sale............             59,433            62,144           65,614
   Purchase of investment securities....................................             (1,813)           (4,948)         (47,515)
   Purchase of securities available for sale............................           (113,673)          (49,863)        (236,909)
   Net increase in loans................................................           (205,633)         (195,549)        (134,283)
   Proceeds from sales of other real estate.............................              1,655               119            2,655
   Proceeds from sales of premises and equipment........................                254             2,986            1,801
   Purchase of premises and equipment...................................             (5,863)           (8,508)          (2,230)
                                                                                 ---------------------------------------------
       Net cash used by investing activities............................           (108,223)         (120,298)        (288,976)
                                                                                 ---------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase in demand,
       money market, and savings accounts...............................             41,466            31,219           18,252
   Net increase in certificates of deposit..............................              3,987            18,471            4,202
   Net increase in securities sold under repurchase
       agreements and other borrowings..................................            120,183           185,181           88,716
   Purchase and retirement of common stock..............................             (1,320)             (486)            (628)
   Proceeds from issuance of common stock...............................              1,280             1,390          160,015
   Pre-merger transactions of pooled bank...............................                467                 2            2,632
   Purchases of restricted stock for benefit plan.......................            (17,707)          (17,707)              --
   Dividends paid.......................................................            (87,537)          (86,846)          (2,618)
                                                                                 ---------------------------------------------
       Net cash provided by financing activities........................             60,819           131,224          270,571
                                                                                 ---------------------------------------------
       Net increase (decrease) in cash and cash equivalents.............            (24,713)           34,738            1,010
       Cash and cash equivalents at beginning of period.................             83,443            46,514           45,504
                                                                                 ---------------------------------------------
       Cash and cash equivalents at end of period.......................         $   58,730       $    81,252      $    46,514
                                                                                 =============================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
       Interest.........................................................         $   58,159       $    57,101      $    47,638
                                                                                 =============================================
       Income taxes.....................................................         $    9,199       $     7,458      $     6,310
                                                                                 =============================================
SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS:
   Transfers of loans and premises and equipment
       to other real estate owned.......................................         $    3,445       $     1,825      $     2,139
                                                                                 =============================================
   Investment securities transferred to available for sale..............         $   13,979       $        --      $   192,082
                                                                                 =============================================
   Unrealized gain (loss) in value of securities available for sale, net         $    1,249       $     2,799      $      (532)
                                                                                 =============================================

See accompanying notes to consolidated financial statements.

                   FIRST CHARTER CORPORATION AND SUBSIDIARIES
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1997, 1996, AND 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The following is a description of the more significant accounting and reporting policies which First Charter Corporation (the "Corporation") and its subsidiaries, First Charter National Bank ("First Charter"), Bank of Union ("Union"), and Home Federal Savings and Loan Association ("Home Federal") (collectively referred to as the "Banks"), follow in preparing and presenting their consolidated financial statements. In consolidation, all significant intercompany accounts and transactions have been eliminated. All historical financial data has been adjusted to reflect the mergers with HFNC Financial Corp. ("HFNC") in 1998, Carolina State Bank ("CSB") in 1997 and Union in 1995, each of which was accounted for as a pooling of interests (Note 2 and 21).

     (a) Securities - The Corporation accounts for investment securities under the provisions of the Financial Accounting Standards Board's (FASB) Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." At December 31, 1997 all of the Corporation's securities are categorized as available-for-sale and, accordingly, are reported at fair value, with any unrealized gains or losses, net of taxes, shown as a separate component of shareholders' equity. The Corporation intends to hold these available-for-sale securities for an indefinite period of time but may sell them prior to maturity in response to changes in interest rates, changes in prepayment risk, changes in the liquidity needs of the Banks, and other factors.

     Gains and losses on sales of securities are recognized when realized on a specific identification basis. Premiums and discounts are amortized into interest income using a level yield method.

     (b) Loans - Loans are carried at their principal amount outstanding. Interest income is recorded as earned on an accrual basis. The determination to discontinue the accrual of interest is based on a review of each loan. Generally, interest is discontinued on loans 90 days past due as to principal or interest unless in management's opinion collection of both principal and interest is assured by way of collateralization, guarantees or other security and the loan is in the process of collection. Loans are returned to accrual status when management determines, based on an evaluation of the underlying collateral together with the borrower's payment record and financial condition, that the borrower has the ability and intent to meet the contractual obligations of the loan agreement.

     Management considers a loan to be impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to contractual terms of the loan agreement. Factors that influence management's judgment include, but are not limited to, loan payment pattern, source of repayment, and value of collateral. A loan would not be considered impaired if an insignificant delay in loan payment occurs and management expects to collect all amounts due. The major sources for identification of loans to be evaluated for impairment include past due and nonaccrual reports, internally generated lists of loans of certain risk grades, and regulatory reports of examination.

     The Corporation uses the allowance method to provide for loan losses. Accordingly, all loan losses are charged to the allowance for loan losses and all recoveries are credited to it. The provision for loan losses is based on past loan loss experience and other factors which, in management's judgment, deserve current recognition in estimating possible loan losses. Such other factors considered by management include the growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, and economic conditions.

     Allowances for loan losses related to loans that are identified as impaired in accordance with the policy set forth above are based on discounted cash flows using the loans' initial interest rates or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller-balanced, homogenous loans that are collectively evaluated for impairment (residential mortgage and consumer installment loans) are excluded from this impairment evaluation and their allowance is calculated in accordance with the allowance for loan losses policy discussed above.

     Management considers the December 31, 1997 allowance for loan losses adequate to cover inherent losses in the Banks' loan portfolios. Management believes it has established the allowance in accordance with generally accepted accounting principles and in consideration of the current economic environment. While management uses the best information available to make evaluations, future additions to the allowance may be necessary based on changes in economic and other conditions. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Banks' allowances for loan losses. Such agencies may require the recognition of additions to the allowance based on their judgments of information available to them at the time of their examinations.

     Mortgage loans held for sale are valued at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements, calculated on the aggregate loan basis.

     (c) Depreciation - Depreciation and amortization of premises and equipment are computed using the straight-line method over the estimated useful lives. The useful lives range from three to seven years for furniture and equipment, from fifteen to forty years for buildings and over the terms of the respective leases.

     (d) Foreclosed Properties - Foreclosed properties are included in other assets and represent real estate acquired through foreclosure or deed in lieu thereof and are carried at the lower of cost (principal balance of the former loan plus costs of obtaining title and possession) or fair value, less estimated costs to sell. Generally the fair values of such properties are evaluated annually and the carrying value, if greater than the estimated fair value less costs to sell, is adjusted with a charge to income.

     (e) Income Taxes - Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (f) Loan Fees and Costs - Nonrefundable loan fees and certain direct costs associated with originating or acquiring loans are deferred and recognized over the life of the related loans as an adjustment to interest income.

     (g) Cash Flows - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods. Due to the conforming of HFNC's year end to December 31, from June 30, as further discussed at note 21, cash and cash equivalents at beginning of period do not equal the amount of cash and cash equivalents per the balance sheet as of December 31, 1996.

     (h) Derivative Financial Instruments - All derivative financial instruments held by the Corporation are held for purposes other than trading. The Corporation currently uses interest rate floors on a limited basis for interest rate risk management. Interest rate floors are designated as a hedge of variable rate commercial loans. The net interest payable or receivable on floors is accrued and recognized as an adjustment to interest income of the related asset. Premiums paid for purchased floors are amortized over the shorter of the term of the floor or the related asset. Upon the early termination of floors, the net proceeds received or paid, including premiums, are deferred and included in other assets or liabilities and amortized over the shorter of the remaining contract life or the maturity of the related asset. Upon disposition or settlement of the asset being hedged, deferral accounting would be discontinued and changes in the fair value of the contract would be recognized in earnings.

     (i) Net Income Per Share - In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share," which applies to all entities with publicly held common stock or potential common stock. This statement replaces the presentation of primary earnings per share ("EPS") with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures, and it requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. SFAS No. 128 requires restatement of all prior-period

EPS data presented. The Corporation adopted this statement for the year ended December 31, 1997. Therefore, the EPS data for the years ended December 31, 1996 and 1995 reflect compliance with this statement.

     Basic net income per share is computed by dividing net income by the weighted average number of shares of common stock outstanding for the year. Diluted net income per share reflects the potential dilution that could occur if the Corporation's common stock equivalents, which consist of dilutive stock options, were exercised. The numerators of the basic net income per share computations are the same as the numerators of the diluted net income per share computations for all periods presented. A reconciliation of the denominator of the basic net income EPS computations to the denominator of the diluted EPS computations is as follows:

                                                                      Years Ended December 31,
                                                    ----------------------------------------------------------
                                                        1997                    1996                    1995
                                                    ----------------------------------------------------------
   Basic EPS denominator:
     Weighted average number of common shares
     outstanding.................................   18,154,131              18,301,085               8,779,066
   Dilutive effect arising from assumed exercise
      of stock options...........................      543,317                 285,001                  67,289
                                                    ----------------------------------------------------------
   Diluted EPS denominator.......................   18,697,448              18,586,086               8,846,355
                                                    ==========================================================

     Income per share amounts for the year ended December 31, 1995, include the net income of $8,304,000 and weighted average shares outstanding of First Charter Corporation, but exclude the net income and any weighted average shares outstanding of HFNC, since HFNC was not a stock institution for the entire period.

     Income per share for periods prior to 1997 has been restated to reflect the 6-for-5 stock split declared by the Corporation in the second quarter of 1997.

     (j) Dividends Per Share - Dividends declared per share by First Charter Corporation were $0.53 per share, $0.50 per share and $0.43 per share for the years ended December 31, 1997, 1996 and 1995, respectively. Dividends declared per share by HFNC were $5.28 per share and $0.12 per share for the years ended December 31, 1997 and 1996, as adjusted to conform to First Charter Corporation's December 31 fiscal year. HFNC declared no dividends during the year ended December 31, 1995. Dividends declared per share by HFNC in the year ended December 31, 1997 includes a special distribution of $5.00 per share to HFNC shareholders, substantially all for which was deemed to be a return of capital to shareholders.

     (k) Stock-Based Compensation - SFAS No. 123, "Accounting for Stock-Based Compensation", was issued by the FASB in October 1995. SFAS No. 123 requires that the fair value of employee stock-based compensation plans be recorded as a component of compensation expense in the statement of income as of the date of grant of awards related to such plans or that the impact of such fair value on net income and earnings per share be disclosed on a pro forma basis in a footnote to the financial statements for awards granted after December 15, 1994, if the accounting for such awards continues to be in accordance with Accounting Principles Board Opinion No. 25, (APB 25). The Corporation adopted SFAS No. 123 on January 1, 1996 and has elected to continue accounting for stock-based compensation under the provisions of APB 25. The pro forma impact on net income and earnings per share is disclosed in Note 15.

(2) MERGERS

     Carolina State Bank. On August 15, 1997, the Corporation entered into an Agreement and Plan of Merger with CSB, pursuant to which CSB merged with and into First Charter (the "CSB Merger"). On December 22, 1997, the CSB Merger was completed and was accounted for as a pooling of interests. Accordingly, all current and prior years' consolidated financial statements have been restated to combine the accounts of CSB with those of the Corporation.

     As of December 22, 1997, there were 1,663,992 shares of CSB common stock outstanding. Each share of CSB common stock was converted into 1.023 shares of the Corporation's common stock.

     CSB was a North Carolina-chartered commercial bank providing general banking services through a network of four branch offices located in Shelby, Kings Mountain, Boiling Springs and Forest City, North Carolina, which are now branches of First Charter. At December 31, 1996, CSB had total assets of approximately $133 million and total deposits of approximately $115 million. In the fourth quarter of 1997, the Corporation recognized $3,355,680 of costs associated with the acquisition of CSB. The primary components of these merger-related expenses were transaction and professional expenses and various severance-related obligations.
     Separate results of operations of the combined entities for the nine months ended September 30, 1997, and years ended December 31, 1996 and 1995 were as follows (dollars in thousands, except per share data):

                          Nine Months Ended September 30,              Years Ended December 31,
                          ------------------------------- ---------------------------------------------------------
                                      1997                        1996                          1995
                          ------------------------------- ---------------------------- ----------------------------
                               Pre-merger                  Pre-merger                    Pre-merger
                               ----------                  ----------                    ----------
                              Corp-                       Corp-                         Corp-
                            oration   CSB   Restated     oration      CSB   Restated   oration     CSB     Restated
                          -----------------------------------------------------------------------------------------
Net interest income.....    $18,891 $4,069    $22,960    $23,313   $4,797   $28,110    $21,984    $4,115   $26,099
Net income .............      7,401    717      8,118      8,853    1,216    10,069      7,003     1,301     8,304
Basic income
per share  .............       0.97   0.44       0.88       1.17     0.76      1.10       0.94      1.02      0.95
Diluted income
per share  .............       0.97   0.44       0.87       1.17     0.76      1.09       0.93      1.02      0.94


     Union. On December 21, 1995, the Corporation completed its acquisition of Union, in which a newly formed subsidiary of the Corporation merged with Union and Union became a wholly owned subsidiary of the Corporation. The acquisition of Union was accounted for as a pooling of interests.

     Union is a state-chartered commercial bank organized under the laws of North Carolina in 1985. At December 31, 1995, Union had total assets of approximately $147 million and total deposits of approximately $129 million. Union provides general banking services through a network of five branch offices located in Union and Mecklenburg Counties, North Carolina. Through its subsidiary, BOU Financial, Inc., Union also offers discount brokerage services, insurance and annuity sales and financial planning services. In the fourth quarter of 1995, the Corporation recognized $1,062,150 of costs associated with the acquisition of Union. These costs primarily included legal, accounting, investment banking, regulatory filings, proxy printing and solicitation expenses.

     Refer to note 21 for a discussion of mergers completed subsequent to December 31, 1997.

(3) FINANCIAL STATEMENT PRESENTATIONS AND RELATED MATTERS

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, as well as the amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

     Reclassifications of certain amounts in the previously issued consolidated financial statements have been made to conform with the financial statement presentation for 1997. Such reclassifications had no effect on the net income or shareholders' equity of the combined entity as previously reported.

     As discussed in note 21, the Corporation completed a pooling-of-interests merger with HFNC on September 30, 1998. The accompanying consolidated financial statements have been restated to include the effects of this merger for all periods presented. HFNC's fiscal period was conformed from a June 30 year end to the December 31 year end of the Corporation for the preparation of the 1997 consolidated financial statements. See note 21 for additional discussion.


(4)  SECURITIES AVAILABLE FOR SALE

     Securities available for sale at December 31, 1997 and 1996 are summarized as follows:


                                                                               GROSS         GROSS
(Dollars in thousands)                                    AMORTIZED       UNREALIZED    UNREALIZED              FAIR
                                                               COST            GAINS        LOSSES             VALUE
                                                     ---------------------------------------------------------------
           1997
U.S. Government obligations......................    $       22,072     $        267   $         6   $        22,333
U.S. Government agency obligations...............           120,805              188           255           120,739
Mortgage-backed securities.......................            58,787              812            50            59,548
State, county and municipal obligations..........            83,796            1,897           161            85,532
Equity securities................................            21,068            6,345            --            27,413
                                                     ---------------------------------------------------------------
     Total ......................................    $      306,528     $      9,509   $       472   $       315,565
                                                     ===============================================================
           1996
U.S. Government obligations......................    $       38,732     $        408   $        45   $        39,095
U.S. Government agency obligations...............           127,563              127         1,846           125,844
Mortgage-backed securities.......................            67,576              557           422            67,711
State, county and municipal obligations..........            71,172            1,480           602            72,050
Equity securities................................            11,592            9,544            11            21,125
                                                     ---------------------------------------------------------------
     Total ......................................    $      316,635     $     12,116   $     2,926   $       325,825
                                                     ===============================================================

     A schedule of debt securities by contractual maturity at December 31, 1997 is shown below on an amortized cost basis and on a fair value basis. Actual maturities could differ from contractual maturities due to call or prepayment provisions.

                                                       Amortized          Fair
(Dollars in thousands)                                      Cost         Value
                                                     -----------   -----------
   Due in one year or less.......................    $    15,282   $    15,311
   Due from one to five years....................         88,174        89,280
   Due from five to ten years....................         78,275        78,874
   Due after 10 years............................         44,942        45,139
   Mortgage-backed securities....................         58,787        59,548
                                                     -----------   -----------
     Total.......................................    $   285,460   $   288,152
                                                     ===========   ===========


     Securities with an aggregate carrying value of $159,492,000 at December 31, 1997 were pledged to secure public deposits, securities sold under agreements to repurchase and Federal Home Loan Bank ("FHLB") borrowings. Proceeds from the sale of securities available for sale were $155,917,000 in 1997, $73,371,000 in 1996, and $25,268,000 in 1995. Gross gains of $6,825,000 and gross losses of $1,131,000 were realized in 1997. Gross gains of $1,024,000 and gross losses of $718,000 were realized in 1996. Gross gains of $102,000 and gross losses of $83,000 were realized in 1995. At December 31, 1997 and 1996, the Banks owned stock in the Federal Home Loan Bank of Atlanta with book and fair values of $15,214,000 and $7,969,000, respectively, which is included in equity securities.

(5) INVESTMENT SECURITIES HELD TO MATURITY

     During December 1995, the entire portfolio of First Charter Corporation's investment securities held to maturity, with an amortized cost of $190,323,076 and unrealized gains of $1,758,258, was transferred to securities available for sale, in accordance with FASB's implementation guide for SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities". In addition, following the merger with CSB in 1997, First Charter transferred CSB's investment securities with an amortized cost of $13,464,188 and unrealized gains of $27,073 to securities available for sale.

     The amortized cost and estimated fair values of investment securities held to maturity at December 31, 1996, are presented below:

                                                                  Gross            Gross
                                            Amortized        Unrealized       Unrealized              Fair
(Dollars in thousands)                           Cost             Gains           Losses             Value
-----------------------------------------------------------------------------------------------------------

U.S. Government obligations.........          $13,940              $39               --             $13,979
                                              =============================================================

(6)  LOANS

     The Corporation's primary market area includes the states of North and South Carolina, and predominately centers on the Metro region of Charlotte, North Carolina. At December 31, 1997, the majority of the total loan portfolio, as well as a substantial portion of the commercial and real estate loan portfolios, were to borrowers within this region. The diversity of the region's economic base tends to provide a stable lending environment. An area of significant concentration of credit risk has not been specified due to the diverse industrial base in the region.

     Loans at December 31, 1997 and 1996 are as follows:


(Dollars in thousands)                                                        1997               1996
-----------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural...................................  $     80,675     $     63,686
Real estate - construction...............................................       133,303          102,460
Real estate - commercial.................................................       163,615          158,903
Real estate - residential................................................       800,922          710,352
Installment..............................................................        88,546           92,567
                                                                           -----------------------------
     Total...............................................................  $  1,267,061     $  1,127,968
                                                                           =============================


Nonaccrual loans included above..........................................  $      6,119     $      7,949
Other real estate........................................................         4,006            1,627
Loans 90 days or more past due and still
     accruing included above.............................................         2,109              685
Restructured loans.......................................................           587              643
                                                                           -----------------------------
     Total problem assets................................................  $     12,821     $     10,904
                                                                           =============================

     Residential real estate loans are presented net of loans serviced for others totaling $28.0 million and $30.9 million at December 31, 1997 and 1996, respectively. Loans sold into the secondary market are generally sold without recourse, and the terms of such sales generally include the release of the right to service the loans. The Corporation does not have any recorded mortgage servicing rights at December 31, 1997 or 1996.

     Interest income that would have been recorded on nonaccrual loans and restructured loans for the years ended December 31, 1997, 1996, and 1995, had they performed in accordance with their original terms, amounted to approximately $339,000, $646,000, and $1,120,000, respectively. Interest income on all such loans included in the results of operations for 1997, 1996, and 1995 amounted to approximately $383,000, $154,000, and $267,000, respectively.

     The recorded investment in impaired loans was $4,725,248 (of which $4,448,641 was on nonaccrual) and $6,340,204 (of which $5,752,309 was on nonaccrual) for 1997 and 1996, respectively. The related allowance for loan losses on these loans was $1,281,139 and $2,703,895 for 1997 and 1996, respectively. The average recorded investment in impaired loans for 1997 was $4,795,144, and the income recognized during 1997 was $66,616, $36,496 of which was recognized using the cash method of income recognition. The average recorded investment in impaired loans for 1996 was $7,370,027, and the income recognized during 1996 was $249,905, $143,562 of which was recognized using the cash method of income recognition. The average recorded investment in impared loans for 1995 was $10,124,408, and the income recognized during 1995 was $222,746, $183,294 of which was recognized using the cash method of income recognition.

     The following is a reconciliation of loans outstanding to executive officers, directors and their associates for the year ended December 31, 1997:


(Dollars in thousands)
Balance at December 31, 1996.................................................................        $  11,871
New loans....................................................................................            3,106
Principal repayments.........................................................................           (7,099)
                                                                                                     ---------
Balance at December 31, 1997.................................................................        $   7,878
                                                                                                     =========

     In the opinion of management, these loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers. Such loans, in the opinion of management, do not involve more than the normal risks of collectibility.

(7) ALLOWANCE FOR LOAN LOSSES

     The following is a summary of the changes in the allowance for loan losses for each of the years in the three-year period ended December 31, 1997:


(Dollars in thousands)                                                  1997                1996             1995
------------------------------------------------------------------------------------------------------------------
Beginning balance.............................................       $ 14,140           $  13,552        $  13,144

Provision charged to operations...............................          2,684               1,481            2,328
Adjustment for merged bank....................................            269                  --               --

Charge-offs...................................................          2,261               1,810            2,699
Recoveries....................................................            431                 917              779
                                                                     ---------------------------------------------
     Net charge-offs..........................................          1,830                 893            1,920
                                                                     ---------------------------------------------
Ending balance................................................       $ 15,263           $  14,140        $  13,552
                                                                     =============================================

 (8) PREMISES AND EQUIPMENT

     Premises and equipment at December 31, 1997 and 1996 are summarized as follows:

(Dollars in thousands)                                                               1997           1996
----------------------------------------------------------------------------------------------------------
Land............................................................................  $   7,957      $   6,981
Buildings.......................................................................     18,871         18,262
Furniture and equipment.........................................................     15,262         13,248
Leasehold improvements..........................................................      1,005            799
                                                                                  ------------------------
                                                                                     43,095         39,290

Less accumulated depreciation and amortization..................................     17,038         15,237
                                                                                  ------------------------
Premises and equipment, net.....................................................  $  26,057      $  24,053
                                                                                  ========================


(9)  DEPOSITS

     A summary of deposit balances at December 31, 1997 and 1996 is as follows:

(Dollars in thousands)                                                                1997            1996
------------------------------------------------------------------------------------------------------------
Noninterest bearing demand......................................................  $   103,005    $   103,353
Interest bearing demand.........................................................      111,566        101,492
Insured money market accounts...................................................      113,326         80,936
Savings deposits................................................................      131,276        136,090
Certificates of deposit.........................................................      600,089        591,825
                                                                                  --------------------------
Total...........................................................................  $ 1,059,262    $ 1,013,696
                                                                                  ==========================


     The aggregate amount of certificates of deposit with denominations greater than $100,000 was $146,496,000, and $138,284,000 at December 31, 1997, and 1996.

     At December 31, 1997, the scheduled maturities of all certificates of deposit are as follows:


            (Dollars in thousands)

            1998......................................      $    418,706
            1999......................................           135,416
            2000......................................            37,860
            2001......................................             4,084
            2002 and after............................             4,203
                                                            ------------
                                                            $    600,089
                                                            ============

(10) OTHER BORROWINGS

     The following is a schedule of other borrowings:

                                                              INTEREST                                                 MAXIMUM
                                             BALANCE              RATE                                   AVERAGE   OUTSTANDING
                                               AS OF             AS OF          AVERAGE                 INTEREST        AT ANY
(Dollars in thousands)                   DECEMBER 31,      DECEMBER 31,         BALANCE                     RATE     MONTH-END
------------------------------------------------------------------------------------------------------------------------------
          1997
Federal funds purchased and securities
     sold under agreements
     to repurchase .................      $  113,146            5.20%           $   136,193             5.67%      $  148,855
FHLB borrowings.....................         236,933            5.77%               136,473             5.85%         236,934
Other...............................              --               --                10,500             9.00%          28,000
                                          ----------                            -----------                        ----------
     Total..........................      $  350,079                            $   283,166                        $  413,789
                                          ==========                            ===========                        ==========
          1996
Federal funds purchased and securities
     sold under agreements
     to repurchase .................      $  141,728            5.65%           $   139,570             5.60%      $  142,868
FHLB borrowings.....................         140,167            5.92%                71,478             5.97%          88,168
Other...............................          28,000            9.00%                 7,900             9.00%          28,000
                                          ----------                            -----------                        ----------
     Total..........................      $  309,895                            $   218,948                        $  259,036
                                          ==========                            ===========                        ==========


     Federal funds purchased represent unsecured overnight borrowings from other financial institutions by the Banks. Securities sold under agreement to repurchase represent short-term borrowings by the Banks with maturities ranging from 1 to 89 days collateralized by a portion of the Corporation's securities of the United States government or its agencies, which have been delivered to a third party custodian for safekeeping.

     At December 31, 1997, the Banks had three available lines of credit with the FHLB totaling $302,500,000 with $236,933,000 outstanding. The outstanding amounts consist of $132,400,000 maturing in 1998, $260,417 maturing in 1999, $1,142,858 maturing in 2001, $102,000,000 maturing in 2002, $600,000 maturing in
2003, and $530,000 maturing in 2011. In addition, the Banks are required to pledge collateral to secure the advances as described in the line of credit agreements. The collateral consists of FHLB stock and qualifying 1-4 family residential mortgage loans.

(11) DERIVATIVE FINANCIAL INSTRUMENTS

     Off-balance sheet derivative financial instruments, such as interest rate swaps, interest rate floor and cap arrangements and interest rate futures and option contracts, are available to the Corporation to assist in managing interest rate risks. As of December 31, 1997 and 1996, the Corporation has only used interest rate floors. Interest rate floors are used to protect certain designated variable rate financial instruments from the downward effects of their repricing in the event of a decreasing rate environment. The Corporation is using this financial instrument as a hedge of certain designated variable rate loans. The total cost of this arrangement was $130,000, which is being amortized on a straight-line basis for the life of the commercial instrument. The Corporation expensed $26,000 related to this financial instrument for each of the years ended December 31, 1997, 1996 and 1995. During part of 1997, the index rate was below the floor rate, and the Corporation recognized $12,000 as additional interest income on its variable rate loans. The fair value of this financial instrument was $91,000 compared to a book value of $52,000 at December 31, 1997 and a fair value of $276,000 compared to a book value of $78,000 at December 31, 1996. The table below summarizes the Corporation's off-balance sheet derivative financial instrument at December 31, 1997.

Interest rate floor agreements at December 31, 1997:

                                                                                          Current
                                                      Notional             Floor            Index          Maturity
(Dollars in thousands)                                  Amount              Rate             Rate              Date
-------------------------------------------------------------------------------------------------------------------
Interest rate floors...........................       $ 20,000             8.50%            8.50%         1/23/2000
                                                      =============================================================


Interest rate floor agreements at December 31, 1996:

                                                                                          Current
                                                      Notional             Floor            Index          Maturity
(Dollars in thousands)                                  Amount              Rate             Rate              Date
-------------------------------------------------------------------------------------------------------------------
Interest rate floors...........................       $ 20,000             8.50%            8.25%         1/23/2000
                                                      =============================================================

(12) OTHER NONINTEREST EXPENSE

     Components of other noninterest expense in excess of one percent of the aggregate amount of total interest income and total noninterest income are as follows:

(Dollars in thousands)                                                   1997              1996             1995
----------------------------------------------------------------------------------------------------------------
Advertising.............................................             $  1,996         $   1,515         $  1,451
Data processing.........................................                1,192               886              666
Professional services...................................                3,515             3,330            1,935
FDIC insurance..........................................                  353               686            1,644
Special one-time SAIF assessment........................                   --             3,077               --
Stationery and supplies.................................                1,009             1,062              887
Merger related..........................................                3,356                --            1,062
All other items.........................................                4,187             4,095            5,158
                                                                     -------------------------------------------
     Total..............................................             $ 15,608         $  14,651         $ 12,803
                                                                     ===========================================

(13) INCOME TAX

     Income tax expense (benefit) consists of the following:

(Dollars in thousands)                                                Current          Deferred            Total
----------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1997
FEDERAL.................................................             $ 10,949         $ (1,635)         $  9,314
STATE...................................................                1,789             (338)            1,451
                                                                     -------------------------------------------
     TOTAL..............................................             $ 12,738         $ (1,973)         $ 10,765
                                                                     ===========================================
Year ended December 31, 1996
Federal.................................................             $  8,425         $   (155)         $  8,270
State...................................................                  780              (22)              758
                                                                     -------------------------------------------
     Total..............................................             $  9,205         $   (177)         $  9,028
                                                                     ==========================================
Year ended December 31, 1995
Federal.................................................             $  7,339         $   (577)         $  6,762
State...................................................                  788              (83)              705
                                                                     -------------------------------------------
     Total..............................................             $  8,127         $   (660)         $  7,467
                                                                     ===========================================

     Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 35% to pretax income as a result of the following:

                                                          1997                      1996                      1995
                                               --------------------------------------------------------------------------
                                                                 % OF                       % of                     % of
                                                               PRETAX                     Pretax                   Pretax
(Dollars in thousands)                              AMOUNT     INCOME         Amount      Income         Amount    Income
-------------------------------------------------------------------------------------------------------------------------
Income before income taxes..............       $  29,936                   $   26,461                $   24,395
                                               =========                   ==========                ==========
Tax at federal income tax rate..........          10,477       35.0%            9,261      35.0%          8,538     35.0%
Reasons for differences:
     Tax exempt income..................          (1,199)      (4.0)           (1,088)     (4.1)           (805)    (3.3)
     Nondeductible merger expense.......             459        1.5                --        --             330      1.4
     State income tax, net of
         federal benefit................             943        3.2               498       1.9             470      1.9
     Change in deferred tax assets
         valuation allowance............              --         --                --        --            (637)    (2.6)
     Statutory bad debt deduction for
         tax purposes...................              --         --                --        --            (535)    (2.2)
     Other..............................              85        0.3               357       1.3             106      0.4
                                               -------------------------------------------------------------------------

         Total..........................       $  10,765       36.0%       $    9,028      34.1%     $    7,467     30.6%
                                               =========================================================================

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below.

(Dollars in thousands)                                                                       1997                1996
------------------------------------------------------------------------------------------------------------------------

Deferred Tax Assets:
     Allowance for loan losses..................................................        $   5,620           $   5,185
     Deferred loan fees.........................................................              590                 794
     Accrued expenses deductible when paid for tax purposes.....................            1,062                 254
     Deferred compensation......................................................            1,541               2,011
     Net operating loss carryforward............................................              568                 678
     Management recognition and retention plan compensation accrual.............              966                 296
     Other......................................................................              394                 105
                                                                                        -----------------------------
         Total gross deferred tax assets........................................           10,741               9,323
     Less valuation allowance...................................................               --                  --
                                                                                        -----------------------------
         Deferred tax asset, net of valuation allowance.........................           10,741               9,323
                                                                                        -----------------------------
Deferred Tax Liabilities:
     Unrealized gains on securities available for sale, net.....................           (3,505)             (3,551)
     Fixed assets, primarily due to difference in depreciation..................             (127)               (122)
     Federal Home Loan Bank of Atlanta stock....................................             (876)               (922)
     Other......................................................................              (78)               (592)
                                                                                        -----------------------------
         Total gross deferred tax liability.....................................           (4,586)             (5,187)
                                                                                        -----------------------------
         Net deferred tax asset.................................................        $   6,155           $   4,136
                                                                                        =============================

     A portion of the current year change in the net deferred tax asset relates to unrealized gains and losses on securities available for sale. The related current period deferred tax benefit of $46,000 has been recorded directly to shareholders' equity. The balance of the change in the net deferred tax asset results from the current period deferred tax benefit of $1,973,000.

     There was no valuation allowance for deferred tax assets as of December 31, 1997 and 1996. There was no change in the total valuation allowance during 1997 and 1996. It is management's belief that realization of the deferred tax asset is more likely than not.

     Tax returns for 1994 and subsequent years are subject to examination by taxing authorities.

     Retained income at December 31, 1997 and 1996 includes approximately $6.76 million (tax effect) representing pre-1988 tax bad debt reserve base year reserve amounts for which no deferred income tax liability has been provided since these reserves are not expected to reverse and may never reverse. Circumstances that would require an accrual of a portion or all of this unrecorded tax liability are a reduction in qualifying loan levels relative to the end of 1987, failure to meet the definition of a bank, dividend payments in excess of current year or accumulated tax earnings and profits, or other distributions in dissolution, liquidation or redemption of Bank's stock.

(14)  EMPLOYEE BENEFIT PLANS

         401(k) Plan. The Corporation has a qualified Retirement Savings Plan (401(k) Plan) for all eligible employees of First Charter and Union. Subsequent to the merger of the Corporation with HFNC, employees of HFNC are also eligible to participate in the 401(k) Plan. Pursuant to the Savings Plan, an eligible employee may elect to defer between 1% and 10% of compensation. In the discretion of the Board of Directors, the Corporation may contribute an amount necessary to match all or a portion of a participant's elective deferrals in an amount to be determined by the Board of Directors from time to time, up to a maximum of 6% of a participants compensation. In addition, the Corporation may contribute an additional amount to each participant's Savings Plan account as determined in the discretion of the Board of Directors. The Corporation adopted a qualified Money Purchase Pension Plan effective January 1, 1997 for all eligible employees of First Charter and Union. Pursuant to the Money

Purchase Plan, the Corporation contributes annually to each participant's Plan account an amount equal to 3% of the participant's compensation. Prior to 1997, such contributions were made to the Savings Plan. The Corporation's (excluding Home Federal) aggregate contribution to the Savings Plan and Money Purchase Pension Plan was $626,941, $559,566 and $408,421 for 1997, 1996 and 1995,
respectively.

         Profit Sharing Plan. Home Federal sponsors a contributory 401(k) profit sharing plan ("Profit Sharing Plan"). The Profit Sharing Plan permits all full time employees with at least one year of service to contribute up to 9% of their salary to the plan each year. The plan provides for matching contributions by Home Federal equal to 100% of employee contributions up to the first 3% of compensation. Home Federal may, at its discretion, make profit sharing contributions to the plan. Plan participants' accounts are 100% vested in Company contributions after 5 years of qualifying service. Home Federal's matching contributions charged to expense for 1997, 1996, and 1995 was approximately $52,000, $76,000 and $69,000, respectively. The Profit Sharing Plan is anticipated to be merged into First Charter's 401(k) profit sharing plan during first quarter 1999.

(15) COMMON STOCK

     On May 21, 1997, the Board of Directors of the Corporation declared a 6-for-5 stock split payable on July 15, 1997 to shareholders of record on June 20, 1997. All per share data in the consolidated financial statements has been retroactively adjusted for the stock split.

     On December 15, 1997, the shareholders of the Corporation approved Amended and Restated Articles of Incorporation for the Corporation which included amendments to, among other things, (i) increase the number of shares of common stock that the Corporation is authorized to issue from 10,000,000 to 25,000,000 and (ii) eliminate the concept of par value in connection with the Corporation's common stock. These changes have been reflected in the accompanying consolidated financial statements.

     The Corporation maintains the Dividend Reinvestment and Stock Purchase Plan (the "DRIP"), pursuant to which 240,000 shares (as adjusted to reflect the stock splits) of common stock of the Corporation have been reserved for issuance. Shareholders may elect to participate in the DRIP and have dividends on shares of common stock reinvested and may make optional cash payments of up to $2,500 per calendar quarter to be invested in common stock of the Corporation. Pursuant to the terms of the DRIP, upon reinvestment of the dividends and optional cash payments, either the Corporation can issue new shares valued at the then current market value of the common stock or the administrator of the DRIP can purchase shares of common stock in the open market. During 1997, the Corporation issued 56,995 shares and the administrator of the DRIP purchased 2,250 shares on the open market.

     Under the terms of the First Charter Corporation Comprehensive Stock Option Plan (the "Comprehensive Plan"), stock options (which can be incentive stock options or non-qualified stock options) may be periodically granted to key employees of the Corporation or its subsidiaries. The terms and vesting schedules of options granted under the Comprehensive Plan generally shall be determined by the Compensation Committee of the Board of Directors of the Corporation (the "Compensation Committee"). No options, however, may be exercisable prior to six months following the grant date, and certain additional restrictions, including the term and exercise price, apply with respect to any incentive stock options. In May 1996, the shareholders of the Corporation approved an increase in the number of shares reserved for issuance under the Comprehensive Plan from 288,000 shares (as adjusted for the stock split) to 480,000 shares (as adjusted for the stock split). Accordingly, on January 1, 1996, the summary stock option activity table, included in this Note, has been adjusted to reflect an increase of 192,000 shares available for grant.

     In April 1995, the shareholders approved the First Charter Corporation Restricted Stock Award Program (the "Restricted Stock Plan"). Awards of restricted stock may be made under the Restricted Stock Plan at the discretion of the Compensation Committee of the Board of Directors of the Corporation, which shall determine the key participants, the number of shares awarded to participants, and the vesting terms and conditions applicable to such awards. A maximum of 360,000 shares of common stock (as adjusted to reflect the stock split) are reserved for issuance under the Restricted Stock Plan. There had been no shares granted under this plan at December 31, 1997.

     In April 1997, the shareholders approved the First Charter Corporation Stock Option Plan for Non-Employee Directors (the "Director Plan"). Under the Director Plan, non-statutory stock options may be granted to non-employee Directors of the Corporation and its subsidiaries. The terms and vesting schedules of any options granted under the Director Plan generally shall be determined by the Compensation Committee of the Board of Directors of the Corporation. The exercise price for each option granted, however, shall be the fair value of the common stock as of the date of grant. A maximum of 180,000 shares (as adjusted to reflect the stock split) are reserved for issuance under the Director Plan. No grants had been made pursuant to this plan at December 31, 1997.

     Periodically, the Corporation adopts an Employee Stock Purchase Plan (the "ESPP"), pursuant to which stock options are granted to employees, based on their eligibility and compensation, at a price not less than 90% of the fair market value of the shares at the date of grant. The option and vesting period is generally for a term of two years. A maximum of 180,000 shares (as adjusted to reflect the stock split) are reserved for issuance under the 1996 ESPP and 180,000 shares (as adjusted to reflect stock split) are reserved for issuance under the 1998 ESPP, which was approved by the shareholders of the Corporation in April 1997.

         The Management Recognition and Retention Plan ("MRRP") is sponsored by Home Federal and provides for Home Federal's Board of Directors to award restricted stock to officers and key employees of Home Federal as well as non-employee directors of Home Federal. The MRRP authorizes Home Federal to grant up to 687,000 shares of Corporation stock. One-fifth of the shares granted vested immediately upon grant, with the remainder vesting at a rate of 25% per year over the next four anniversary dates of the grants. Shares granted will be vested in the event of retirement, disability, or death. Approximately $3,200,000 in compensation expense was recognized in each of the years ended December 31, 1997 and 1996, related to the MRRP. There was no MRRP expense for the year ended December 31, 1995. Subsequent to the consummation of the merger of the Corporation with HFNC, no further grants of MRRP shares will be made. The following table presents the status of the MRRP as of December 31, 1997 and 1996 and changes during the years then ended:

                                                                                              Weighted Average
Management Recognition and Retention Plan                                 Shares                 Grant Price

Outstanding at December 31, 1995..................................            --                  $    --
     Granted......................................................        53,138                    30.54
     Vested.......................................................       (70,628)                   31.70
     Forfeited....................................................          (342)                   30.26
                                                                         -------
Outstanding at December 31, 1996..................................       282,168
     Granted......................................................            --                       --
     Vested.......................................................       (35,313)                   30.26
     Forfeited....................................................          (228)                   30.26
                                                                         -------
Outstanding at December 31, 1997                                         246,627
                                                                         =======



         In connection with its conversion to a stock savings and loan association, Home Federal established an Employee Stock Ownership Plan ("ESOP"). Concurrent with the conversion, 900,000 shares of the Corporation's common stock were purchased on December 28, 1995 by the ESOP with the proceeds of a $9.0 million loan from Home Federal's wholly owned subsidiary, HFNC Investment Corp. A corresponding amount related to unearned ESOP shares of $11,343,587 and $11,956,555 at December 31, 1997 and 1996, respectively, is shown as a reduction of shareholder's equity. As the loan is internally leveraged, the note receivable from the ESOP is not reported as an asset nor is the ESOP's debt reported as a liability. Compensation expense related to the ESOP was approximately $1,670,000 and $1,500,000 million for each of the years ended December 31, 1997 and 1996.

     At December 31, 1997, as described above, the Corporation has various stock-based compensation plans. The Corporation adopted SFAS 123, "Accounting for Stock-Based Compensation" on January 1, 1996, and elected to continue to measure compensation cost relative to these plans using APB 25. The disclosure of the pro forma net income and earnings per share as if the fair value based accounting method of SFAS 123 had been used to account for stock-based compensation is required only for awards granted after December 31, 1994, and is provided below. Consequently, the effects of applying SFAS 123 pro forma disclosures during the initial phase-in period may not be representative of the effects on reported net income in future years.

     The following table presents the pro forma effect on net income and basic diluted income per share of applying the fair value provisions of SFAS No. 123 discussed above:

                                                                       Years Ended December 31,
                                                           ---------------------------------------------
     (Dollars in thousands, except per share data)              1997             1996              1995
     ---------------------------------------------------------------------------------------------------

     Net income:
         As reported.............................          $   19,171       $   17,433        $   15,878
         Pro forma...............................          $   18,879       $   16,408        $   15,682
     Basic income per share:
         As reported.............................          $     1.06       $     0.95        $     0.95
         Pro forma...............................          $     1.04       $     0.90        $     0.94
     Diluted income per share:
         As reported.............................          $     1.03       $     0.94        $     0.94
         Pro forma...............................          $     1.01       $     0.88        $     0.93



     The fair value of each option granted during 1997, 1996 and 1995 was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                                       Years Ended December 31,
                                                       -------------------------------------------------------
                                                              1997                1996                    1995
                                                       -------------------------------------------------------

         1997 Employee Stock Option Plan

         Dividend yield..............................            N/A              1.7%                    N/A
         Risk free interest rates....................            N/A             6.28%                    N/A
         Expected lives..............................            N/A           4 years                    N/A
         Volatility..................................            N/A               18%                    N/A

         1996 Employee Stock Purchase Plan

         Dividend yield..............................            N/A              2.9%                    N/A
         Risk free interest rates....................            N/A             5.11%                    N/A
         Expected lives..............................            N/A           2 years                    N/A
         Volatility..................................            N/A               25%                    N/A

         Comprehensive Stock Option Plan

         Dividend Yield..............................            3.0%             2.9%                    2.9%
         Risk free interest rates....................  5.88% to 6.89%            6.14%          5.45% to 7.10%
         Expected lives..............................         6 years          6 years                 6 years
         Volatility..................................             23%              21%                     32%

         Director Plan

         Dividend Yield..............................            3.0%             N/A                     N/A
         Risk free interest rates....................  6.57% to 6.67%             N/A                     N/A
         Expected lives..............................         6 years             N/A                     N/A
         Volatility..................................             23%             N/A                     N/A


     The following is a summary of activity under the Comprehensive Plan, Director Plan and the 1996 and 1993 ESPP's during the periods indicated. All options outstanding have been adjusted to reflect the 1997 stock split. For comparison purposes, HFNC and FCC were consolidated using conforming calendar years.

                                                  Option            Option Price      Weighted Average
                                                  Shares               Per Share        Exercise Price
                                               -------------------------------------------------------

Outstanding at December 31, 1994                 160,952        $   3.64 - 12.26           $      8.18
     Granted............................          68,184           12.29 - 17.92                 17.38
     Exercised..........................          46,768            3.64 - 12.26                  7.38
     Forfeited..........................           9,537            3.64 - 12.26                  8.47
                                               ---------

Outstanding at December 31, 1995                 172,831            3.64 - 17.92                 12.01
     Granted............................         959,874           16.50 - 25.93                 23.85
     Exercised..........................          14,307            3.64 - 12.40                  6.37
     Forfeited..........................           8,920            5.34 - 17.92                  8.35
                                               ---------

Outstanding at December 31, 1996               1,109,478            3.64 - 25.93                 22.31
     Granted............................          87,600           17.60 - 25.00                 21.15
     Exercised..........................          35,662            3.64 - 18.85                 13.40
     Forfeited..........................           8,227            8.75 - 17.92                 17.60
                                               ---------

Outstanding at December 31, 1997               1,153,189            3.64 - 25.93                 22.54
                                               =========

Shares exercisable at December 31, 1997          726,862        $   3.64 - 25.93           $     22.30
                                               =========


     At December 31, 1997, there were 564 shares outstanding and exercisable under the former Bank of Union Stock Option Plan with an average exercise price of $6.35 and 58,104 shares outstanding and exercisable under the former Carolina State Bank Option Plan with an average exercise price of $7.50, both of which are not included in the table above.

     The weighted average remaining contractual lives of stock options were 7.24, 7.47, and 8.60 years at December 31, 1997, 1996, and 1995, respectively.

(16) COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET RISK

     Commitments and Off-Balance-Sheet Risk. The Corporation is party to various financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit, and involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated financial statements. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for instruments reflected in the consolidated financial statements. The creditworthiness of each customer is evaluated on a case-by-case basis.

     At December 31, 1997, the Corporation's exposure to credit risk was represented by preapproved but unused lines of credit for loans totaling $175,209,000 and standby letters of credit aggregating $3,192,000. The amount of collateral obtained if deemed necessary by the Corporation upon extension of credit is based on management's credit evaluation of the borrower at that time. The Corporation generally extends credit on a secured basis. Collateral obtained may include, but may not be limited to, accounts receivable, inventory and commercial and residential real estate. Management expects that these commitments can be funded through normal operations.

     The Banks grant primarily commercial and installment loans to customers throughout their market areas. The Corporation's primary market area includes the states of North and South Carolina, and predominately centers on the Metro region of Charlotte, North Carolina. The real estate loan portfolio can be affected by the condition of the local real estate markets.

     Average daily Federal Reserve balance requirements for the year ended December 31, 1997 amounted to $3,172,583.

     Contingencies. In June 1995, a lawsuit was initiated against Home Federal by a borrower's affiliated companies in which the plaintiffs alleged that Home Federal wrongfully set-off certain funds in an account being held and maintained by Home Federal. In addition, the plaintiffs alleged that as a result of the wrongful set-off, Home Federal wrongfully dishonored a check in the amount of $270,000. Plaintiffs further alleged that the actions on behalf of Home Federal constituted unfair and deceptive trade practices, thereby entitling plaintiffs to recover treble damages and attorneys' fees. Home Federal denied any wrongdoing and filed a motion for summary judgment. Upon consideration of the motion, the United States Bankruptcy Judge entered a Recommended Order Granting Summary Judgement, recommending the dismissal of all claims asserted against Home Federal. In October 1997, the United States District Court entered an order granting summary judgment in favor of Home Federal. The plaintiff has appealed the order of summary judgment and the case is presently pending in the Fourth Circuit Court of Appeals.

     In December 1996, Home Federal filed a suit against the borrower and his company and against the borrower's wife, daughters, and a company owned by his wife and daughter, alleging transfers of assets to the wife, daughter, and their company in fraud of creditors, and asking that the fraudulent transfers be set aside. The objective of the lawsuit is to recover assets which may be used to satisfy a portion of the judgments obtained in favor of Home Federal prior to litigation. The borrower's wife filed a counterclaim against Home Federal alleging that she borrowed $750,000 from another financial institution, secured by a deed of trust on her principal residence, the proceeds of which were paid to Home Federal for application on a debt owed by one of her husband's corporations, claiming that officers of Home Federal promised to resume making loans to her husband's corporation after the payment. Home Federal and its officers vigorously deny all of her allegations. Home Federal filed a motion for summary judgment and dismissal of the counterclaim. The motion for summary judgment was heard in the Superior Court division of the Mecklenburg County General Court of Justice in April 1998; however, an order has not been entered. In June 1998, Home Federal removed this case to the United States Bankruptcy Court for the Western District of North Carolina, Charlotte Division, due to the fact that the defendant was the debtor in a pending bankruptcy case. Home Federal believes it has strong defenses to the defendant's counterclaim.

     In February 1997, two companies affiliated with those referred to in the first paragraph above filed an additional action against two executive officers of Home Federal and against an officer of another financial institution. The action was removed from the state court to the United States Bankruptcy Court for the Western District of North Carolina. At the same time, the borrower, who is affiliated with all of these companies, also filed an action in the Superior Court of Mecklenburg County, North Carolina against the two executive officers of Home Federal and against an officer of another financial institution. The Complaints in both actions assert virtually identical claims. The plaintiffs in both lawsuits allege that the officers of both financial institutions engaged in a conspiracy to wrongfully declare loans to be in default so as to eliminate those companies as borrowers of Home Federal. Plaintiffs claim actual damages, treble damages, and punitive damages together with interest, attorneys' fees, and other costs. Plaintiffs allege misrepresentation, breach of fiduciary duty, constructive fraud, interference with business expectancy, wrongful bank account set-off, and unfair and deceptive acts and practices. The action pending in the bankruptcy court has been stayed. All defendants filed motions for summary judgment in the state court action which were granted, and that lawsuit was dismissed in January 1998 by the Superior Court of Mecklenburg County. The plaintiff appealed the order granting summary judgment to the North Carolina Court of Appeals. In July 1998, the defendants removed the state court case to the United States Bankruptcy Court for the Western District of North Carolina, Charlotte Division, due to the fact that the plaintiff was a debtor in a pending bankruptcy case. As a result of the removal, the North Carolina Court of Appeals entered an order staying further proceedings in the North Carolina Court of Appeals in August 1998. Home Federal has agreed to indemnify both of its officers with respect to costs, expense, and liability which might arise in connection with both of these cases.

     In July 1997, the above borrower and affiliated companies filed an additional action against HFNC, Home Federal, and the other financial institution referred to in the paragraph above, alleging that previous judgments in favor of Home Federal and the other financial institution obtained in prior litigation were obtained by the perpetration of fraud on the Bankruptcy Court, U.S. District Court, and the Fourth Circuit Court of Appeals. The plaintiffs are seeking to have the judgments set aside on that basis. All defendants filed motions for summary judgment and dismissal which were granted, and the lawsuit was dismissed on September 24, 1998. The borrower, individually, has appealed the Order dismissing the lawsuit to the Fourth Circuit Court of Appeals. That appeal is pending.

     Management continues to deny any liability in the above-described cases and continues to vigorously defend against the claims. However, there can be no assurance of the ultimate outcome of the litigation, or the range of potential loss, if any.

     The Corporation and the Banks are defendants in certain other claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these other matters is not expected to have a material adverse effect on the consolidated operations, liquidity or financial position of the Corporation or the Banks.


(17) FAIR VALUE OF FINANCIAL INSTRUMENTS

     Fair value estimates of financial instruments are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Where information regarding the fair value of a financial instrument is available, those values are used, as is the case with investment securities and residential mortgage loans. In these cases, an open market exists in which those financial instruments are actively traded.

     Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, First Charter has a substantial trust department that contributes net fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include the mortgage broker operations and premises and equipment. In addition, tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

     The Corporation's fair value methods and assumptions are as follows:

         Cash and due from banks, federal funds sold, interest bearing bank deposits, accrued interest receivable, and accrued interest payable - the carrying value is a reasonable estimate of fair value due to the short term nature of these financial instruments.

         Securities available for sale and investment securities held to maturity - fair value is based on available quoted market prices or quoted market prices for similar securities if a quoted market price is not available.

         Loans - the carrying value for variable rate loans that are performing is a reasonable estimate of fair value due to contractual interest rates being based on prime. Fair value for fixed rate loans is estimated based upon discounted future cash flows using discount rates comparable to rates currently offered for such loans. The fair value of nonperforming loans is based on the book value of each loan, less an applicable reserve for credit losses. The reserve for credit losses is determined on a loan by loan basis for nonperforming assets based on one or a combination of the following: external appraisals, internal assessments using available market information and specific borrower information, or discounted cash flow analysis.

         Deposit accounts -the fair value of certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities. The fair value of all other deposit account types is the amount payable on demand at year-end.

         Other borrowings - the carrying value for shorter-term borrowings is a reasonable estimate of fair value because these instruments are generally payable in 90 days or less. The fair value for borrowings with maturities greater than one year is estimated based upon discounted future cash flows using a discount rate comparable to the current market rate for such borrowings.

         Commitments to extend credit and standby letters of credit - the large majority of commitments to extend credit and standby letters of credit are at variable rates and/or have relatively short terms to maturity. Therefore, the fair value of these financial instruments is considered to approximate the carrying value.


     Based on the limitations, methods, and assumptions noted above, the following table presents the carrying amounts and fair values of the Corporation's financial instruments at December 31, 1997 and 1996:

                                                                                      December 31,
                                                             ----------------------------------------------------------
(Dollars in thousands)                                                      1997                          1996
-----------------------------------------------------------------------------------------------------------------------
                                                                CARRYING             FAIR       Carrying           Fair
                                                                  AMOUNT            VALUE         Amount          Value
                                                             ----------------------------------------------------------

Financial Assets:
   Cash and due from banks.................................  $    35,392      $    35,392    $    36,529    $    36,529
   Federal funds sold......................................        8,195            8,195         25,946         25,946
   Interest bearing bank deposits..........................       15,143           15,143         18,777         18,777
   Investment securities held to maturity..................           --               --         13,940         13,979
   Securities available for sale...........................      315,565          315,565        325,825        325,825
   Loans, net of allowance for loan losses.................    1,246,228        1,254,204      1,108,311      1,107,452
Financial Liabilities:
   Deposits................................................    1,059,262        1,054,762      1,013,696      1,015,271
   Other borrowings........................................      350,079          348,391        309,895        304,729


         See note 11 for fair value information on derivative financial instruments used by the Corporation at December 31, 1997 and 1996.

(18) REGULATORY MATTERS

     The Corporation and the Banks are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to adjusted average assets (as defined). Management believes, as of December 31, 1997, that the Corporation and the Banks meet all capital adequacy requirements to which they are subject.

     As of December 31, 1997, the most recent notifications from the Corporation's various regulators categorized the Corporation, First Charter, Home Federal, and Union, respectively, as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, each entity must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed any of the institutions' categories.

The Corporation's and each Bank's actual capital amounts and ratios are also presented in the table below:



                                                                                                      To Be Well Capitalized
                                                                           For Capital                Under Current Prompt
                                                                        Adequacy Purposes         Corrective Action Provisions
                                                      Actual           -------------------        ----------------------------
                                                 -----------------                 Minimum                          Minimum
(Dollars in thousands)                            Amount     Ratio      Amount      Ratio               Amount       Ratio
                                                 ---------   -----     ---------    -----              ---------     -----
At December 31, 1997:
     Total Capital (to Risk Weighted Assets)
       Consolidated...........................   $ 249,342   23.21%    $  85,935     8.00%             $ 107,418     10.00%
       First Charter National Bank............      55,804   13.00        34,337     8.00                 42,921     10.00
       Home Federal...........................     153,020   30.60        40,010     8.00                 50,012     10.00
       Bank of Union..........................      18,178   13.22        11,002     8.00                 13,753     10.00

     Tier I Capital (to Risk Weighted Assets)
       Consolidated...........................   $ 235,927   21.98%    $  42,934     4.00%             $  64,400      6.00%
       First Charter National Bank............      50,439   11.77        17,135     4.00                 25,703      6.00
       Home Federal...........................     146,789   29.35        20,005     4.00                 30,007      6.00
       Bank of Union..........................      16,459   11.98         5,501     4.00                  8,252      6.00

     Tier I Capital (to Adjusted Average Assets)
       Consolidated...........................   $ 235,927   14.94%    $  63,156     4.00%             $  78,945      5.00%
       First Charter National Bank............      50,439    9.79        20,614     4.00                 25,768      5.00
       Home Federal...........................     146,789   16.61        35,359     4.00                 44,199      5.00
       Bank of Union..........................      16,459    9.37         7,027     4.00                  8,783      5.00

At December 31, 1996:
     Total Capital (to Risk Weighted Assets)
       Consolidated...........................   $ 236,536   24.75%    $  76,450     8.00%             $  95,552     10.00%
       First Charter National Bank............      54,506   15.03        29,015     8.00                 36,269     10.00
       Home Federal...........................     173,133   36.49        37,960     8.00                 47,450     10.00
       Bank of Union..........................      15,850   14.04         9,034     8.00                 11,289     10.00

     Tier I Capital (to Risk Weighted Assets)
       Consolidated...........................   $ 224,623   23.51%    $  38,225     4.00%             $  57,337      6.00%
       First Charter National Bank............      49,948   13.74        14,544     4.00                 21,816      6.00
       Home Federal...........................     167,227   35.24        18,980     4.00                 28,470      6.00
       Bank of Union..........................      14,439   12.79         4,516     4.00                  6,774      6.00

     Tier I Capital (to Adjusted Average Assets)
       Consolidated...........................   $ 224,623   14.86 %   $  60,480     4.00 %            $  75,600      5.00%
       First Charter National Bank............      49,948   11.02        18,130     4.00                 22,663      5.00
       Home Federal...........................     167,227   19.48        34,345     4.00                 42,932      5.00
       Bank of Union..........................      14,439    9.31         6,207     4.00                  7,759      5.00

(19) FIRST CHARTER CORPORATION (PARENT COMPANY)

     The principal assets of the Parent Company are its investment in the Banks, and its principal source of income is dividends from the Banks. Certain regulatory and other requirements restrict the lending of funds by the Banks to the Parent Company and the amount of dividends which can be paid to the Parent Company. In addition, certain regulatory agencies may prohibit the payment of dividends by the Banks if they determine that such payment would constitute an unsafe or unsound practice. At December 31, 1997, the Banks had available undivided profits of approximately $11,878,000 for payment of dividends without obtaining prior regulatory approval. Accordingly, at December 31, 1997, approximately $223,174,000 of the Parent Company's $235,052,000 investment in subsidiaries is restricted as to transfer to the Parent Company without obtaining prior regulatory approval.

     The Parent Company's balance sheet data as of December 31, 1997 and 1996 and related income and cash flow statement data for each of the years in the three-year period ended December 31, 1997 are as follows:

(Dollars in thousands)                                                       1997              1996             1995
--------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
       Cash.....................................................       $      375         $   1,441
       Securities available for sale............................            8,569             4,072
       Investment in subsidiaries...............................          235,052           254,267
       Receivable from subsidiaries.............................            1,700             1,200
       Premises and equipment...................................              316               553
       Other assets.............................................            1,826             1,010
                                                                       ----------------------------
                                                                       $  247,838         $ 262,543
                                                                       ============================

       Accrued liabilities......................................       $    3,929         $  29,762
       Shareholders' equity.....................................          243,909           232,781
                                                                       ----------------------------
                                                                       $  247,838         $ 262,543
                                                                       ============================
INCOME STATEMENT DATA:
       Dividends from subsidiaries..............................       $  111,905         $  80,513       $    3,800
       Other operating income (expense).........................           (1,669)              (14)            (709)
                                                                       ---------------------------------------------
       Income before equity in undistributed net
           income of subsidiaries...............................          110,236            80,499            3,091
       Equity in undistributed net income of subsidiaries.......          (91,065)          (63,066)          12,787
                                                                       ---------------------------------------------
Net income .....................................................       $   19,171         $  17,433       $   15,878
                                                                       =============================================

CASH FLOW STATEMENT DATA:
     CASH FLOWS FROM OPERATING ACTIVITIES:
       Net income...............................................       $   19,171         $  17,433       $   15,878
       Net gain on securities available for sale transactions...             (752)             (265)              --
       Dividends on unrealized ESOP & MRRP
           shares, net..........................................           (9,550)           (6,395)              --
       Amortization of unearned stock compensation..............            5,205             3,764              425
       Increase (decrease) in accrued liabilities...............            1,826              (188)             750
       Increase in other assets.................................           (1,035)             (991)              (1)
       Increase in receivable from subsidiaries.................             (500)             (405)            (195)
       Increase in investment in subsidiaries...................           90,773            63,066          (15,419)
                                                                       ---------------------------------------------
       Net cash provided by operating activities................          105,138            76,019            1,438
                                                                       ---------------------------------------------
     CASH FLOWS FROM INVESTING ACTIVITIES:
       Purchase of capital stock of subsidiaries................               --                --         (168,363)
       Purchase of securities available for sale................           (3,444)             (762)            (906)
       Proceeds from sale of securities available for sale......            1,311               733               --
       Purchase of premises and equipment.......................               (2)               --               (1)
       Proceeds from sale of premises and equipment.............              239                30                5
                                                                       ---------------------------------------------
       Net cash provided (used) by investing activities.........           (1,896)                1         (169,265)
                                                                       ---------------------------------------------
     CASH FLOWS FROM FINANCING ACTIVITIES:
       Purchase of common stock.................................           (1,320)             (486)            (628)
       Purchases of restricted stock from benefit plans.........          (17,707)          (17,707)              --
       Proceeds from issuance of common stock upon
           exercise of stock options............................            1,280             1,390              577
       Proceeds from note payable...............................           28,000            28,000               --
       Repayment of note payable................................          (28,000)               --               --
       Pre-merger transactions of pooled banks..................              467                 2          171,070
       Cash dividends paid......................................          (87,537)          (86,846)          (2,618)
                                                                       ---------------------------------------------
       Net cash used by financing activities....................         (104,817)          (75,647)         168,401
                                                                       ---------------------------------------------
           Net increase (decrease) in cash......................           (1,575)              373              574
           Cash at beginning of year............................            1,950             1,068              494
                                                                       ---------------------------------------------
       Cash at end of year......................................       $      375         $   1,441       $    1,068
                                                                       =============================================

(20) SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                                  1997
----------------------------------------------------------------------------------------------------------------
                                                       FIRST       SECOND        THIRD       FOURTH
(Dollars in thousands, except income per share)      QUARTER      QUARTER      QUARTER      QUARTER        TOTAL
----------------------------------------------------------------------------------------------------------------

Total interest income............................  $  29,719    $  30,221    $  31,346    $  31,844    $ 123,130
Total interest expense...........................     14,515       15,735       16,329       16,248       62,827
                                                   -------------------------------------------------------------
Net interest income..............................     15,204       14,486       15,017       15,596       60,303
Provision for loan losses........................        648          348          733          955        2,684
Total noninterest income.........................      2,375        2,566        5,658        4,483       15,082
Total noninterest expense........................     10,041        9,349        9,530       13,845       42,765
                                                   -------------------------------------------------------------
Net income before income taxes...................      6,890        7,355       10,412        5,279       29,936
Income taxes.....................................      2,334        2,508        3,720        2,203       10,765
                                                   -------------------------------------------------------------
Net income.......................................  $   4,556    $   4,847    $   6,692    $   3,076    $  19,171
                                                   =============================================================

Per share data:
Basic income per share...........................  $    0.25    $    0.27    $    0.37    $    0.17    $    1.06
                                                   =============================================================
Diluted income per share.........................  $    0.25    $    0.26    $    0.36    $    0.16    $    1.03
                                                   =============================================================

                                                                                  1996
-----------------------------------------------------------------------------------------------------------------
                                                       First       Second        Third       Fourth
(Dollars in thousands, except income per share)      Quarter      Quarter      Quarter      Quarter         Total
-----------------------------------------------------------------------------------------------------------------

Total interest income............................  $  28,062    $  29,151    $  29,637    $  29,521     $ 116,371
Total interest expense...........................     13,307       14,127       14,482       15,500        57,416
                                                   --------------------------------------------------------------
Net interest income..............................     14,755       15,024       15,155       14,021        58,955
Provision for loan losses........................        826           11          580           64         1,481
Total noninterest income.........................      1,835        2,200        1,910        2,211         8,156
Total noninterest expense........................     10,979        9,113        9,910        9,167        39,169
                                                   --------------------------------------------------------------
Net income before income taxes...................      4,785        8,100        6,575        7,001        26,461
Income taxes.....................................      1,568        2,868        2,192        2,400         9,028
                                                   --------------------------------------------------------------
Net income.......................................  $   3,217    $   5,232    $   4,383    $   4,601     $  17,433
                                                   ==============================================================

Per share data:
Basic income per share...........................  $    0.18    $    0.28    $    0.24    $    0.25     $    0.95
                                                   ==============================================================
Diluted income per share.........................  $    0.18    $    0.28    $    0.23    $    0.25     $    0.94
                                                   ==============================================================

(21)  SUBSEQUENT EVENTS

     Home Federal. The Corporation and HFNC entered into a definitive agreement and plan of merger (the "Merger Agreement") dated as of May 17, 1998, as amended and restated as of July 29, 1998, pursuant to which HFNC merged with and into the Corporation (the "Merger"). HFNC, a North Carolina corporation, was a savings and loan holding company organized in August 1995 in connection with the conversion of Home Federal from mutual to stock form (the "Conversion"). The Conversion was effected on December 28, 1995, at which time Home Federal converted to a federal stock savings and loan association and became a wholly-owned subsidiary of HFNC. Home Federal conducts its business from its main office, eight branch offices, and a loan origination office, all located in Mecklenburg County, North Carolina. During 1999, Home Federal will be merged into First Charter, at which time Home Federal's offices will become First Charter branch locations. At September 30, 1998, HFNC had total consolidated assets of approximately $1.03 billion, total consolidated loans of approximately $819.5 million, total consolidated deposits of approximately $437.3 million, and total consolidated shareholders' equity of $174.2 million. As of September 30, 1998, there were 17,192,500 shares of HFNC common stock outstanding. Each share of HFNC common stock was converted into 0.57 shares of the Corporation's common stock.

     On September 30, 1998, the Merger was completed and was accounted for as a pooling-of-interests. Accordingly, all current and prior periods' consolidated financial statements have been restated to combine the accounts of HFNC with those of the Corporation. For periods prior to 1997, HFNC's June 30 fiscal period consolidated financial statements have been combined with the Corporation's December 31 fiscal period consolidated financial statements. For purposes of preparing the 1997 consolidated financial statements, HFNC's year-end was conformed from a June 30 year end to the December 31 year end of the Corporation. In conforming the fiscal periods, the results of operations of HFNC for six months ended June 30, 1997 are included in both the December 31, 1996 fiscal period and the December 31, 1997 fiscal period of the Corporation. As a result, $90,320,000 was reversed from shareholders' equity in 1997 comprised of the following HFNC elements for the six months ended June 30, 1997 (in thousands):

     Net income:
         Net interest income after provision for loan losses....................        $  14,751
         Noninterest income.....................................................              569
         Noninterest expense....................................................            8,976
         Taxes..................................................................            2,440
                                                                                        ---------
         Net income.............................................................            3,904
                                                                                        ---------
     Other changes in shareholders' equity:
         Shares released from ESOP and restricted stock trusts..................            3,243
         Purchase of shares by ESOP and restriced stock trusts..................          (17,707)
         Cash dividends.........................................................          (80,916)
         Unrealized gains on securities available for sale, net.................            1,356
         Other..................................................................             (200)
                                                                                        ---------
         Total other changes in shareholders' equity............................          (94,224)
                                                                                        ---------
     Total equity adjustment to conform fiscal periods in 1997..................        $  90,320
                                                                                        =========


     In presenting the statement of shareholders' equity for the year ended December 31, 1996, the changes in shareholders' equity (other than net income) occurring during the six months ended June 30, 1997 are presented as a single line, and the components are set forth under "other changes in shareholders' equity" above. Such changes impacting the statement of shareholders' equity for the year ended December 31, 1995 were not significant, and therefore are not presented separately.

         Separate results of operations of the combined entities for the years ended December 31, 1997, 1996 and 1995 are as follows (dollars in thousands, except for per share data):

                                                           Years Ended December 31,
                             ------------------------------------------------------------------------------------
                                        1997                         1996                          1995
                             -------------------------- ---------------------------- ----------------------------
                               Corp-                       Corp-                        Corp-
                             oration    HFNC  Restated   oration     HFNC  Restated   oration      HFNC  Restated
                             -------------------------- ---------------------------- ----------------------------
Net interest income........   31,203  29,100    60,303    28,110   30,845    58,955    26,099    24,266    50,365
Net income.................    8,401  10,770    19,171    10,069    7,364    17,433     8,304     7,574    15,878
Basic income per share.....     0.91    0.69      1.06      1.10     0.46      0.95      0.95       N/A      0.95
Diluted income per share...     0.90    0.66      1.03      1.09     0.45      0.94      0.94       N/A      0.94

                   FIRST CHARTER CORPORATION AND SUBSIDIARIES
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


         First Charter Corporation (the "Corporation") is a multi-bank holding company established as a North Carolina Corporation in 1983, with three wholly owned bank subsidiaries, First Charter National Bank ("First Charter"), Bank of Union ("Union") and Home Federal Savings and Loan Association ("Home Federal") (collectively referred to as the "Banks"). In September 1998, Union was merged into First Charter. The Corporation's principal executive offices are located in Concord, North Carolina. First Charter is a full-service bank and trust company with sixteen offices located in Cabarrus, Rowan, Cleveland, Rutherford and northern Mecklenburg Counties, North Carolina. Union is a full-service bank with five offices located in Union and southern Mecklenburg Counties, North Carolina.

         Union was acquired by the Corporation on December 21, 1995. In addition, on December 22, 1997, the Corporation acquired Carolina State Bank ("CSB") through the merger of CSB into First Charter. CSB was a state-charted commercial bank with four banking offices in Cleveland and Rutherford Counties, North Carolina.
These offices now operate as First Charter offices.

         On September 30, 1998, the Corporation merged with HFNC Financial Corp. ("HFNC"), the parent company of Home Federal. Home Federal is a federally chartered savings and loan association headquartered in Charlotte, North Carolina with 9 offices in Mecklenburg County, North Carolina.

         Each of these mergers was accounted for as a pooling of interests and, accordingly, all financial data for the periods prior to the respective dates of the mergers has been restated to combine the accounts of Union, CSB and Home Federal with those of the Corporation. In the fourth quarter of 1997, the Corporation recognized pretax charges of $3.4 million associated with completing the acquisition of CSB.

         Through their branch locations, the Banks provide a wide range of banking products, including interest bearing and non-interest bearing checking accounts; "Money Market Rate" accounts; certificates of deposit; individual retirement accounts; overdraft protection; commercial, consumer, agriculture, real estate, residential mortgage and home equity loans; personal and corporate trust services; safe deposit boxes; and automated banking. In addition, through a subsidiary of First Charter, the Banks also offer discount brokerage services, insurance and annuity sales and financial planning services pursuant to a third party arrangement with UVEST Investment Services.

         The following discussion and analysis should be read in conjunction with the consolidated financial statements of the Corporation and the notes thereto, as restated to reflect the aforementioned poolings of interests. In addition, the following discussion contains certain forward-looking statements. See "Factors that May Affect Future Results."

RESULTS OF OPERATIONS AND FINANCIAL CONDITION

1997 VERSUS 1996

OVERVIEW

         The Corporation earned $19.2 million or $1.06 basic income per share in 1997, a 10.0% increase from $17.4 million or $0.95 basic income per share in 1996. Excluding the nonrecurring charges associated with the acquisition of CSB, 1997 earnings per share increased 23.5% to $1.18 per share compared to 1996. Key factors contributing to the increase in net income, excluding the nonrecurring charges, were an increase of 2.3% in net interest income and an increase in noninterest income of 85%. These increases were partially offset by an increase of 81% in the provision for loan losses and an increase of 9.2% in noninterest expense. Earnings in 1997, excluding the nonrecurring charges, equate to a return on average assets of 1.21% for 1997, compared to 1.16% for 1996, and a return on average equity of 7.47% in 1997, versus 6.20% in 1996.

         Total assets at December 31, 1997, were $1.67 billion, up 6.3% from the level at year-end 1996. Gross loans increased 12.3% to $1.27 billion and total deposits increased 4.5% to $1.06 billion.

         The following sections discuss the Corporation's strategy and status in the areas of liquidity, asset-liability management and capital resources.

LIQUIDITY

         Liquidity is the ability to maintain cash flows adequate to fund operations and meet obligations and other commitments on a timely and cost-effective basis. Liquidity is provided by the ability to attract deposits, flexible repricing schedules in a sizable portion of the loan portfolio, current earnings, a strong capital base and the ability to use alternative funding sources that complement normal sources. Management's asset-liability policy is to maximize the net interest income while continuing to provide adequate liquidity to meet continuing loan demand and withdrawal requirements and to service normal operating expenses.

         If additional funding sources were needed, the Banks have access to federal fund lines at correspondent banks and borrowings from the Federal Reserve discount window. In addition to these sources, the Banks are members of the Federal Home Loan Bank ("FHLB") System, which provides access to FHLB lending sources. At December 31, 1997, the Banks had three available lines of credit with the FHLB totaling $302.5 million with $65.6 million available.

         Another source of liquidity is the securities available for sale portfolio. See "Balance Sheet Analysis - Securities Available for Sale" for a further discussion. Management believes the Banks' sources of liquidity are adequate to meet loan demand, operating needs and deposit withdrawal requirements.

ASSET-LIABILITY MANAGEMENT AND INTEREST RATE SENSITIVITY

         The primary objective of the Corporation's asset-liability management strategy is to reduce the risk of a significant decrease in net interest income caused by interest rate changes without unduly penalizing current earnings. One method used to manage interest rate sensitivity is to measure, over various time periods, the interest rate sensitivity positions, or gaps; however, this method addresses only the magnitude of timing differences and does not address earnings or market value. Management uses an earnings simulation model to assess the amount of earnings at risk due to changes in interest rates. This model is updated quarterly and is based on a range of interest rate scenarios. Under the Corporation's policy prior to the merger with HFNC, the limit for interest rate risk is 10% of net interest margin when considering an increase or decrease in interest rates of 300 basis points over a twelve-month period. Management believes this method more accurately measures interest rate risk. These targeted guidelines were achieved during 1997 prior to the merger with HFNC. With the merger of HFNC in September 1998, interest rate risk increased above 10% to approximately 13.2% at December 31, 1997. Management is developing a plan to reduce the Corporation's interest rate risk exposure.

         The Banks' balance sheets are liability sensitive, meaning that in a given period there will be more liabilities than assets subject to immediate repricing as market rates change. Because immediately rate sensitive interest bearing liabilities exceed rate sensitive assets, the earnings position could improve in a declining rate environment and could deteriorate in a rising rate environment, depending on the correlation of rate changes in these two categories. At December 31, 1997 total rate sensitive liabilities due within one year were $950.9 million compared to rate sensitive assets of $465.7 million, for a negative one-year cumulative gap of $485.2 million. Interest sensitivity of the Corporation's balance sheet as of a specific date is not necessarily indicative of the Corporation's position on other dates. Management is developing a plan to reduce the Corporation's negative one-year cumulative gap.

         From time to time, the Corporation may use derivative financial instruments including futures, forwards, interest rate swaps, option contracts, and other financial instruments with similar characteristics. The Corporation currently has an interest rate floor transaction arrangement which it uses as a hedge against variable rate loans. This interest rate floor transaction has a notional amount of $20 million and a floor rate of 8.5%, compared to the current index of 8.5%, maturing on January 23, 2000. Additionally, the Corporation is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve to varying degrees elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. Commitments to extend credit are agreements to lend to a customer so long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and may require collateral from the borrower if deemed necessary by the Corporation. Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party up to a stipulated amount and with specified terms and conditions.

         Commitments to extend credit and standby letters of credit are not recorded as an asset or liability by the Corporation until the instrument is exercised, see "Balance Sheet Analysis - Loans".

         The following table presents the scheduled maturity of market risk sensitive instruments at December 31, 1997:

(Dollars in thousands)
                                                                                             There
Maturing in:                 1998          1999         2000         2001         2002       -after        Total
----------------------------------------------------------------------------------------------------------------

ASSETS
Debt securities.....   $   15,787    $ 13,445     $ 21,237     $ 14,503     $ 40,500     $179,988     $  285,460
Loans...............      275,050     164,055      168,916      138,722      133,217      366,268      1,246,228
                       -----------------------------------------------------------------------------------------
   Total............   $  290,837    $177,500     $190,153     $153,225     $173,717     $546,256     $1,531,688
                       =========================================================================================
LIABILITIES
Savings, NOW
   and IMMA's.......   $  459,174    $     --     $     --     $     --     $     --     $     --     $  459,174
CD's................      418,525     135,416       37,860        4,084        4,019          184        600,088
Short-term
   borrowings.......      245,546          --           --           --           --           --        245,546
Long-term
   borrowings.......           --         260        1,143           --      102,600          530        104,533
                       -----------------------------------------------------------------------------------------
     Total..........   $1,123,245    $135,676     $ 39,003     $  4,084     $106,619     $    714     $1,409,341
                       =========================================================================================

         The following table presents the average interest rate and estimated fair value of market risk sensitive instruments at December 31, 1997:

                                                          Average           Estimated
(Dollars in thousands)                 Total        Interest Rate          Fair Value
-------------------------------------------------------------------------------------
ASSETS
Debt securities..........      $     285,460                7.11%        $    288,152
Loans....................          1,246,228                8.40            1,254,204
                               ------------------------------------------------------
     Total ..............      $   1,531,688                8.16         $  1,542,356
                               ======================================================
LIABILITIES
Savings, NOW
  and IMMA's.............      $     459,174                3.28         $    454,648
CD's.....................            600,088                5.85              599,814
Short-term
  borrowings.............            245,546                5.77              245,546
Long-term
  borrowings.............            104,533                5.42              102,845
                               ------------------------------------------------------
     Total...............      $   1,409,341                4.97         $  1,402,853
                               ======================================================

CAPITAL RESOURCES

         At December 31, 1997, total shareholders' equity was $243.9 million, a 4.8% increase from December 31, 1996. The increase in capital is primarily attributable to 1997 earnings. Cash dividends declared per share in 1997 were $5.15 compared to $5.25 in 1996.

         The principal asset of the parent company is its investment in the Banks. Thus, the parent company derives its principal source of income through dividends from the Banks. Certain regulatory and other requirements restrict the lending of funds by the Banks to the parent company and the amount of dividends which can be paid to the parent company. In addition, certain regulatory agencies may prohibit the payment of dividends by the Banks if they determine that such payment would constitute an unsafe or unsound practice. At December 31, 1997, the Banks had available undivided profits of approximately $11.9 million for payments of dividends without obtaining prior regulatory approval.

         The Corporation and the Banks must comply with regulatory capital requirements established by the applicable federal regulatory agencies. Under the Federal Reserve Board (the "FRB") standards, the Corporation must maintain a minimum ratio of Tier I Capital (as defined) to total risk-weighted assets of 4.00% and a minimum ratio of Total Capital (as defined) to risk-weighted assets of 8.00%. Tier I Capital is comprised of total shareholders' equity calculated in accordance with generally accepted accounting principles less certain intangible assets, less unrealized gains or losses on securities available for sale and Total Capital is comprised of Tier I Capital plus certain adjustments, the largest of which for the Corporation is the general allowance for loan losses (up to 1.25% of risk weighted assets). Tier 1 Capital must consist of at least 50% of Total Capital. Risk-weighted assets refer to the on-and off-balance sheet exposures of the Corporation adjusted for their related risk levels using amounts set forth in FRB regulations.

         In addition to the aforementioned risk-based capital requirements, the Corporation is subject to a leverage capital requirement, requiring a minimum ratio of Tier I Capital (as defined previously) to total adjusted average assets of 3% to 5%.

         At December 31, 1997, the Corporation and the Banks were in compliance with all existing capital requirements. The Corporation's consolidated capital requirements are summarized in the table below:

                                                                                            Risk-Based Capital
                                                                       ----------------------------------------------------
                                           Leverage Capital                 Tier 1 Capital             Total Capital
---------------------------------------------------------------------------------------------------------------------------
                                      Amount      Percentage (1)        Amount   Percentage (2)    Amount    Percentage (2)
---------------------------------------------------------------------------------------------------------------------------
                                                                       (Dollars in thousands)
Actual.....................         $235,927             14.94%        $235,927         21.98%     $249,342         23.21%
Required...................           63,156              4.00           42,934          4.00        85,935          8.00
Excess.....................          172,771             10.94          192,993         17.98       163,407         15.21

         (1) Percentage of total adjusted average assets. The FRB minimum leverage ratio requirement is 3% to 5%, depending on the institution's composite rating as determined by its regulators. The FRB has not advised the Corporation of any specific requirement applicable to it.

         (2)      Percentage of risk-weighted assets.

REGULATORY RECOMMENDATIONS

         Management is not presently aware of any current recommendations to the Corporation or to the Banks by regulatory authorities which, if they were to be implemented, would have a material effect on the Corporation's liquidity, capital resources, or operations.

BALANCE SHEET ANALYSIS

SECURITIES AVAILABLE FOR SALE

         Securities available for sale are a component of the Corporation's asset-liability management strategy and may be sold in response to liquidity needs, changes in interest rates, changes in prepayment risk, and other factors. They are accounted for at fair value with unrealized gains and losses recorded as a separate component of shareholders' equity.

         Pursuant to the Financial Accounting Standards Board (FASB)'s Statement of Financial Accounting Standards (Standard) No. 115, "Accounting for Certain Investments in Debt and Equity Securities", following the acquisition of CSB, all investment securities at CSB were reclassified to securities available for sale. During 1997, as maturities, sales, or paydowns occurred on securities, the proceeds were utilized to meet loan demand and to reinvest in additional securities. During the latter part of 1997, in anticipation of lower yields, approximately $30 million of securities that had short-term maturities or were subject to repayment were sold. These proceeds were reinvested primarily in U. S. government agency securities with higher spreads to the treasury yield curve and callable within two to five years. Additionally, throughout 1997, in-state municipal securities (maturity range of five to fifteen years) were purchased to enhance tax equivalent net interest income.

         At December 31, 1997, securities available for sale were $315.6 million or 18.9% of total assets, compared to $325.8 million, or 20.7% of total assets, at year-end 1996. The fair value of these assets was approximately $9.0 million and $9.2 million above their amortized cost at December 31, 1997 and 1996, respectively. The tax equivalent average yield on the securities available for sale portfolio was 6.72% for 1997 and 6.75% for 1996. The average life of the portfolio was 10.06 years at December 31, 1997 compared to 9.00 years at year-end 1996.

INVESTMENT SECURITIES

         As a result of the reclassification of CSB's investment securities to securities available for sale subsequent to the acquisition of CSB, there was no balance in investment securities at December 31, 1997. Investment securities totaled $13.9 million or 0.9% of total assets at December 31, 1996.

         The average yield earned on investment securities in 1997 was 5.80% compared to 5.85% in 1996, with an average maturity of 1.53 years at December 31, 1996.

LOANS

         As a result of continued strong loan demand during 1997, gross loans increased 12.3% to $1.27 billion at December 31, 1997, from $1.13 billion at December 31, 1996, with the majority of the growth originating in the single family residential mortgage portfolio. While the Corporation does anticipate that loan growth may increase in the future, it does not anticipate that loan growth will increase at the same rate as experienced in the previous years.

         The loan portfolio at December 31, 1997 was composed of 6.4% commercial, financial, and agricultural loans, 10.5% real estate construction loans, 76.1% real estate mortgage loans, and 7.0% installment loans. This compares to a composition of 5.6% commercial, financial, and agricultural, 9.1% real estate construction, 77.1% real estate mortgage, and 8.2% installment at December 31, 1996. Approximately $104.8 million of the real estate mortgage loans are loans for which the principal source of repayment comes from the sale of real estate. The remaining $993.0 million of real estate mortgage loans are
(i) other commercial loans for which the primary source of repayment is derived from the ongoing cash flow of the business and which are also collateralized by real estate - $240.2 million, (ii) personal installment loans which are collateralized by real estate - $53.9 million, (iii) home equity loans - $62.0 million, and (iv) individual residential mortgage loans - $636.9 million.

         The Corporation's primary market area includes the states of North and South Carolina, and predominately centers on the Metro region of Charlotte, North Carolina. At December 31, 1997, the majority of the total loan portfolio, as well as a substantial portion of the commercial and real estate loan portfolio, were to borrowers within this region. The diversity of the region's economic base tends to provide a stable lending environment. No significant concentration of credit risk has been identified due to the diverse industrial base in the region.

         In the normal course of business, there are outstanding various commitments to extend credit which are not reflected in the consolidated financial statements. At December 31, 1997, pre-approved but unused lines of credit for loans totaled $175.2 million and standby letters of credit aggregated $3.2 million. These amounts represent the Banks' exposure to credit risk, and in the opinion of management, have no more than the normal lending risk that the Banks commit to their borrowers. If these commitments are drawn, the Banks will obtain collateral if it is deemed necessary based on management's credit evaluation of the borrower. Collateral obtained varies but may include accounts receivable, inventory, and commercial or residential real estate. Management expects that these commitments can be funded through normal operations.

ASSET QUALITY

         Nonperforming assets, which consist of foreclosed assets, nonaccrual loans, and restructured loans, were $10.7 million at December 31, 1997, as compared to $10.2 million at December 31, 1996. Non-performing assets as a percentage of loans and foreclosed assets at year-end amounted to 0.85% in 1997 and 0.91% in 1996. Total problem assets (nonperforming assets and loans 90 days or more past due) amounted to $12.8 million at December 31, 1997 and $10.9 million at December 31, 1996. Total problem assets as a percentage of loans and foreclosed assets at year end was 1.02% in 1997 and 0.97% in 1996.

         The components of nonperforming and problem assets are presented in the table below:


                           December 31,     December 31,
(Dollars in thousands)             1997             1996
--------------------------------------------------------
Nonaccrual loans             $ 6,119            $ 7,949
Restructured loans               587                643
Other real estate              4,006              1,627
                             -------            -------
   Total non-
   performing assets          10,712             10,219
Loans 90 days or more
    past due and still
    accruing                   2,109                685
                             -------            -------
Total problem assets         $12,821            $10,904
                             =======            =======

         Nonaccrual loans decreased primarily due to several residential construction loans reclassified from nonaccrual to other real estate. Interest income that would have been recorded on all nonaccrual loans for the year ended December 31, 1997, had they performed according to their original terms, amounted to approximately $767,000, a decrease of 45.8% from $1,118,000 for the year ended December 31, 1996. Interest income on nonaccrual loans included in the results of operations for the years ended December 31, 1997 and 1996, amounted to approximately $136,000 and $155,000, respectively.

         Accruing loans 90 days or more past due increased $1.4 million, to 0.17% of gross loans at December 31, 1997, from 0.06% of gross loans at December 31, 1996. The major components of this increase are the delinquency of a $900,000 secured loan, several 1-4 family residential mortgages totaling $342,000, and several commercial loans related to the CSB loan portfolio.

         Management's policy for any accruing loan past due greater than 90 days is to perform an analysis of the loan, including a consideration of the financial position of the borrower(s) and any guarantor(s) as well as the value of the collateral, and to make an assessment as to whether collectibility of the principal and the interest appears probable. Based on such a review, management has determined it is probable that the principal as well as the accruing interest on these loans will be collected in full.

         Other real estate increased to $4.0 million at December 31, 1997 from $1.6 million at December 31, 1996. The primary reason for the $2.4 million increase is due to $456,000 of net foreclosure activity related to the CSB loan portfolio. Seven properties with balances ranging from $7,400 to $250,000 aggregated $456,000 and nine properties from HFNC ranging from $16,000 to $902,961 aggregated $2.3 million. Based on a review of recent appraisals of these properties, management has determined that they are properly carried at the lower of cost or fair value less costs to sell.

CREDIT ADMINISTRATION AND ALLOWANCE FOR LOAN LOSSES

         All estimates of the loan portfolio risk, including the adequacy of the allowance for loan losses, are subject to general and local economic conditions, among other factors, which are unpredictable and beyond management's control. Since a significant portion of the loan portfolio is comprised of real estate loans and loans to area businesses, a continued risk is that the real estate market and economic conditions could change and could result in future losses or require increases in the provision for loan losses.

         Management currently uses several measures to assess and control the loan portfolio risk. For example, all loans over a certain dollar amount must receive an in-depth review by an analyst in the Banks' Credit Administration department. Any issues regarding risk assessments of those credits are addressed by the Banks' loan administration and senior credit officer and factored into management's decision to originate or renew the loan. Furthermore, large commitments are reviewed and approved by a Senior Loan Committee comprised of senior management, the senior credit officer and senior lending officers of the Banks and loans above predetermined amounts are reviewed by the Loan Committee of the respective Board of Directors. The Corporation also continues to employ an independent third party risk assessment group to review the underwriting, documentation and risk grading analysis and render an annual opinion of the adequacy of the allowances for loan losses. This third party group reviews all loan relationships above a certain dollar amount and a sampling of all other credits. The third party's evaluation and report is shared with Senior Management and the Loan and Audit Committees of the respective Banks and, ultimately, is reported to the respective Bank and Corporation Board of Directors.

         Management uses the information developed from the procedures described above in evaluating and grading the loan portfolio. This continual grading process is used to monitor the credit quality of the loan portfolio and to assist management in determining the appropriate levels of the allowance for loan losses.

         As part of the continual grading process, an analysis is performed monthly independently from any analysis in conjunction with the origination of loans. Individual loans are assigned a risk grade based on their credit quality, which is subject to change as conditions warrant. Any changes in those risk assessments as determined by the outside risk assessment group is also considered. Each grade determines the percentage of the outstanding loan balance allocated to the loan loss reserve. Loans with the weaker credit quality are individually analyzed to determine a specific allowance which reflects management's best estimate of the risk associated with each credit. An estimate of an allowance is made for all other loans in the portfolio based on their assigned risk grade, type of loan and other matters related to credit risk. In the allowance for loan loss analysis process, the Banks also aggregate the loans into pools of similar credits and review the historical loss experience associated with these pools as additional criteria to allocate the allowance to each category. The model also takes into consideration off-balance sheet credit risk.

         The allowance for loan losses as a percentage of gross loans outstanding was 1.20% at December 31, 1997, compared to 1.25% at year-end 1996. Total problem assets as a percentage of gross loans outstanding was 1.02% at December 31, 1997, compared to 0.97% at December 31, 1996.

         Management considers the December 31, 1997 allowance for loan losses adequate to cover inherent losses in the Banks' loan portfolio. Management believes it has established the allowance in accordance with generally accepted accounting principles and in consideration of the current economic environment. While management uses the best information available to make evaluations, future additions to the allowance may be necessary based on changes in economic and other conditions. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Banks' allowances for loan losses. Such agencies may require the recognition of additions to the allowances based on their judgments of information available to them at the time of their examinations.

DEPOSITS

         Total deposits at December 31, 1997 were $1.06 billion, a 4.5% increase from a 1996 year-end level of $1.01 billion. Average demand deposits increased $7.3 million or 7.5%; average insured money market accounts increased $8.6 million or 11.1%; average savings deposits decreased $2.0 million or 1.5%; and average certificates of deposit increased $25.5 million or 4.4%. The majority of deposit growth was in certificates of deposit ("CD") products. The increase in average CD's was primarily attributable to several CD promotions in 1997, which raised new deposits with maturities of nine, eighteen or twenty-four months, and to the increase in public deposits with maturities of six months that were opened in 1997.

EARNINGS PERFORMANCE

NET INTEREST INCOME

         Net interest income, the difference between total interest income and total interest expense, is the Corporation's principal source of earnings. For the year ended December 31, 1997, net interest income was $60.3 million, an increase of 2.3% from net interest income of $59.0 million in 1996. The increase is attributable to an increase in the volume of average interest earning assets of approximately $72.0 million mitigated by a decrease in the net interest margin (tax adjusted net interest income divided by average interest earning assets) to 4.12% in 1997 from 4.23% in 1996.

         The average yield on interest-earning assets was 8.29% in 1997 compared to 8.22% in 1996. The average rate paid on interest-bearing liabilities was 5.16% in 1997, compared to 5.16% in 1996. The average yield earned on loans was 8.83% in 1997, compared to 8.86% in 1996. The average rate paid on interest-bearing deposits was 5.75% in 1997, from 6.66% in 1996. See "Asset-Liability Management and Interest Rate Sensitivity" for additional discussion.

PROVISION FOR LOAN LOSSES

         The provision for loan losses for 1997 was $2.7 million compared to $1.5 million in 1996. A portion of the increase in the provision was necessary to reflect the growth in the Banks' loan portfolio and higher levels of nonperforming assets. Additionally, a $1.4 million provision for loan losses was recorded for the CSB loan portfolio in 1997 in recognition of increased 1997 charge-offs and portfolio growth.

         Net charge-offs for 1997 were $1.8 million or .16% of average loans compared to $893,000 million or .09% of average loans in 1996.

NONINTEREST INCOME

         Noninterest income was $15.1 million in 1997 compared to $8.2 million in 1996, for an increase of 84.9%. The increase in other noninterest income is attributable to higher securities gains due to the sale of equity securities held by the Corporation, higher service charge income on deposit accounts resulting from an increase in non-sufficient fund income, higher trust income due to greater assets under management and higher commissions earned on brokerage services resulting from increased sales volumes.

NONINTEREST EXPENSE

         Excluding the $3.4 million in nonrecurring costs associated with the acquisition of CSB, total noninterest expense in 1997 was $39.4 million, compared to $39.2 million in 1996, representing a 0.5% increase. The increase was primarily attributable to increases in costs associated with salaries and benefits, occupancy and equipment and other noninterest expense.

         Salaries and fringe benefits increased primarily due to higher full-time equivalents and annual merit increases.

         Occupancy and equipment increased approximately $988,000 or 22.2%. A primary reason for the increase is due to an increase in depreciation expense in connection with the local area network (LAN) and the wide area network (WAN) which were added in mid-1996. This technology continues to improve the Banks' ability to service loan and deposit customers and to gain greater operating efficiency. Additionally, with the Banks' continued growth, additional office space was required, thereby the Corporation entered into several leasing agreements for office space.

         Excluding the $3.4 million in costs associated with the acquisition of CSB, other noninterest expense decreased $2.4 million, or 16.7% in 1997, when compared to 1996. The three major components of change in this category are advertising, data processing and professional services. During 1997, the Banks incurred additional advertising expense primarily related to costs associated with promoting certificates of deposit and equity line products. Data processing and professional services costs increased due to the aforementioned technology added in mid-1996 and throughout 1997. As the Banks continue to grow and invest in technology, the Corporation anticipates further increases in this area during 1998.

         Total income tax expense for 1997 was $10.8 million versus $9.0 million in 1996. The increase is attributable to an increase in taxable income, slightly offset by an increase in the effective tax rate to 36.0% in 1997 from 34.1% in 1996. The change in the effective rate is primarily attributable to certain nondeductible merger and acquisition costs incurred in 1997, and an increase in state income taxes, which were partially offset by an increase in tax-exempt income from municipal securities in 1997.

RESULTS OF OPERATIONS AND FINANCIAL CONDITION

1996 VERSUS 1995

         The Corporation earned $17.4 million, or $0.95 basic income per share, in 1996, a 9.8% increase from $15.9 million, or $1.81 basic income per share in 1995. Key factors contributing to the increase in net income were a 17.1% increase in net interest income, a reduction in the provision for loan losses, and the absence in 1996 of pre-tax merger related expenses of $1.1 million incurred in 1995 in connection with the acquisition of Union. These earnings equated to a return on average assets of 1.16% for 1996, compared to 1.26% for 1995, and a return on average equity of 6.20% in 1996, versus 6.98% in 1995.

         Total assets at December 31, 1996, were $1.57 billion, up 11.2% from the level at year-end 1995. Gross loans increased 21.1% to $1.13 billion and total deposits increased 5.2% to $1.01 billion, at December 31, 1996 from their levels at year-end 1995.

         At December 31, 1996, securities available for sale were $325.8 million or 20.7% of total assets compared to 28.2% of total assets at year-end 1995. During 1996, stable interest rates and a growing economy created increased loan demand. Maturities from both portfolios helped to fund the increased loan demand. Concurrently, short-term agency securities (less than one year) and U.S. Treasuries (two years to three years) were purchased to maintain liquidity while in-state municipal securities (maturity range of five to fifteen years) were purchased to enhance tax equivalent net interest income. The fair value of securities available for sale was approximately $9.2 million above their amortized cost at December 31, 1996. The average yield on the securities available for sale portfolio was 6.75% for 1996 and 6.36% for 1995. The average life of the portfolio was 9.00 years at December 31, 1996 compared to 4.53 years at year-end 1995.

         Investment securities held to maturity totaled $13.9 million or 0.9% of total assets at December 31, 1996. The average yield earned on investment securities held to maturity in 1996 was 5.85% compared to 7.22% in 1995, with an average maturity of 1.53 years at December 31, 1996.

         The loan portfolio at December 31, 1996 was composed of 5.6% commercial, financial, and agricultural loans, 9.1% real estate construction loans, 77.1% real estate mortgage loans, and 8.2% installment loans. This compares to a composition of 7.2% commercial, 9.0% real estate construction, 75.2% real estate mortgage, and 8.6% installment at December 31, 1995.

         Problem assets at December 31, 1996 were $10.9 million, or 1.0% of gross loans and foreclosed properties, compared to $14.3 million or 1.5% at December 31, 1995.

The components of problem assets are presented in the table below:

                         December 31,    December 31,
(Dollars in thousands)           1996            1995
-----------------------------------------------------
Nonaccrual loans              $ 7,949         $10,497
Restructured loans                643             825
Other real estate               1,627           2,600
                              -------         -------
    Total non-
    performing assets          10,219          13,922
Loans 90 days or more
    past due and still
   accruing                       685             401
                              -------         -------
   Total problem assets       $10,904         $14,323
                              =======         =======

         Interest income that would have been recorded on nonaccrual loans for the years ended December 31, 1996 and 1995, had they performed according to their original terms, amounted to approximately $1,118,000 and $1,911,000, respectively. Interest income on nonaccrual loans included in the results of operations for the years ended December 31, 1996 and 1995, amounted to approximately $155,000 and $268,000, respectively.

         Accruing loans 90 days or more past due increased to 0.06% of gross loans at December 31, 1996 compared to 0.10% of gross loans at December 31, 1995.

         Net charge-offs for 1996 were $893,000 or 0.09% of average loans compared to $1.9 million or 0.23% of average loans in 1995.

         Other real estate decreased to $1.6 million at December 31, 1996 from $2.6 million at December 31, 1995. Included in other real estate is the 1996 reclassification of property totaling $434,500 that was originally purchased for the construction of a branch location. Management decided not to construct a branch on this property, and therefore, the carrying value of this property was reclassified from premises and equipment to other real estate. This property is currently being marketed and the gain or loss from its sale is not expected to be significant. Additionally, two residential construction loans were foreclosed in December 1996.

         Total deposits at December 31, 1996 were $1.01 billion, a 5.2% increase from a 1995 year-end level of $964.0 million. Average noninterest bearing demand deposits increased $9.9 million or 12.6%; average interest bearing demand deposits decreased $1.3 million or 1.3%; average insured money market accounts decreased $9.7 million or 11.1%; average savings deposits increased $9.6 million or 7.7%; and average CD's increased $494,000 or 0.1%. The majority of deposit growth was in CD products. The increase in average CD's was primarily attributable to an increase in public deposits.

         For the year ended December 31, 1996, net interest income was $59.0 million, an increase of 17.1% from net interest income of $50.4 million in 1995. The increase is attributable to the investment of proceeds from the HFNC conversion to stock form of ownership. The decline in the margin is attributable to more growth in higher yielding deposits, such as CD's, than in lower yielding deposits, such as NOW and savings deposits.

         The average yield on interest-earning assets was 8.22% in 1996 compared to 8.34% in 1995. The average rate paid on interest-bearing liabilities was 5.16% in 1996, compared to 5.11% in 1995. The average yield earned on loans was 8.86% in 1996, compared to 9.23% in 1995. The average rate paid on interest-bearing deposits was 5.00% in 1996, compared to 5.10% in 1995.

         The provision for loan losses for 1996 was $1.5 million compared to $2.3 million in 1995. The decrease in the provision was primarily attributable to a reduction in net charge-offs and improved asset quality. The allowance for loan losses as a percentage of gross loans outstanding was 1.26% at December 31, 1996, compared to 1.46% at year-end 1995.

         Noninterest income was $8.2 million in 1996 compared to $7.1 million in 1995. The increase in other noninterest income is attributable to higher securities gains due to the sale of equity securities held by the Corporation, higher service charge income on deposit accounts resulting from an increase in non-sufficient fund income and higher mortgage loan income due to increased loan originations.

         Total noninterest expense was $39.2 million in 1996 compared to $31.8 million in 1995, a 23.1% increase. The increase was primarily attributable to increases in costs associated with salaries and benefits, occupancy and equipment and other noninterest expense.

         Salaries and fringe benefits increased primarily due to the implementation of HFNC's Management Recognition and Retention Plan and Employee Stock Ownership Plan in 1996. Other increases were related to higher full-time equivalents, annual merit increases and higher benefits costs.

         Occupancy and equipment increased approximately $790,000 or 21.6% over 1995. This increase was primarily due to an increase in depreciation expense in connection with the aforementioned LAN and WAN technology additions in 1996 and in connection with the opening of a full service branch.

         Other noninterest expense increased approximately $1.8 million or 14.4% for 1996 when compared to 1995, primarily due to the absence of merger and acquisition expenses associated with the acquisition of Union in 1995. These costs included legal, accounting, investment banking, regulatory filings, proxy printing and solicitation expenses, all of which were incurred during the fourth quarter of 1995.

         Total income tax expense for 1996 was $9.0 million versus $7.5 million in 1995. The increase is attributable both to an increase in income before income taxes and an increase in the effective tax rate to 34.1% in 1996 from 31.9% in 1995. The change in the effective rate is primarily attributable to a decrease in the valuation allowance on deferred tax assets in 1995.

ACCOUNTING AND REGULATORY MATTERS

         In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 130, "Reporting Comprehensive Income." Statement 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. Comprehensive income is the non-shareholder related change in equity (net assets) of a company during a period from transactions and other events. The provisions of this statement are effective for fiscal years beginning after December 15, 1997, including interim periods, and requires restatement of all prior periods presented. The Corporation adopted Statement 130 on January 1, 1998, and does not expect any material impact on the financial condition or results of operations as a result of this new accounting standard.

         Also in June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that business enterprises report information about operating segments in annual financial statements and requires that these enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for periods beginning after December 15, 1997 and requires restatement of all prior periods presented. The Corporation adopted Statement 131 on January 1, 1998, and does not expect any material impact on the financial condition or results of operations as a result of this new accounting standard.

         Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," does not change the recognition or measurement associated with pension or postretirement plans. It standardizes certain disclosures, requires additional information about changes in the benefit obligations and about changes in the fair value of plan assets to facilitate analysis, and it eliminates certain disclosures that were not deemed useful. This Standard is effective for financial statements issued for periods beginning after December 15, 1997.

         Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivatives and hedging activities. It requires that all derivatives be included as assets or liabilities in the balance sheet and that such instruments be carried at fair market value through adjustments to either other comprehensive income or current earnings or both, as appropriate. The Corporation is in the process of assessing the impact of this Standard. The Standard is effective for financial statements issued for all fiscal quarters of fiscal years beginning after June 15, 1999.

         Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," establishes accounting and reporting standards for certain mortgage banking activities. It conforms the subsequent accounting for securities retained after the securitization of other types of assets. The Corporation is in the process of assessing the impact of this Standard. The Standard is effective for financial statements for the first fiscal quarter beginning after December 15, 1998.

         From time to time, FASB also issues exposure drafts for proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB and to final issuance by the FASB as statements of financial accounting standards. Management considers the effect of the proposed statements on the consolidated financial statements of the Corporation and monitors the status of changes to issued exposure drafts and to proposed effective dates.


YEAR 2000 CONSIDERATION

         The management's discussion included herein provides an analysis of the financial condition and results of operations of the Corporation as set forth in the accompanying supplemental consolidated financial statements of the Corporation as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997. These supplemental consolidated financial statements reflect the September 30, 1998 pooling-of-interest merger between First Charter Corporation and HFNC Financial Corp. The following discussion of Year 2000 considerations has been provided based on the Corporation's status relative to such matters as of September 30, 1998 in order to provide the most current information relative to this topic.

Year 2000 Compliance

         The "Year 2000 Issue" is a general term used to describe the various problems that may result from the improper processing of dates and date-sensitive calculations by computers and other machinery as the Year 2000 approaches. These problems generally arise because most computer hardware and software historically have used only two digits to identify the applicable year. Since there may be no accommodation for the full four-digit year, computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This error could result in system failure or miscalculations causing disruption of operations, including among other things a temporary inability to process customer transactions, properly accrue interest income and expense or engage in similar normal business activities. In addition, non-banking systems, such as security alarms, telephones, vaults, etc. are also subject to malfunction due to their dependence upon software that utilizes special codes and conventions using the date field.

State of Readiness

         The Corporation recognizes the potentially severe implications of the Year 2000 Issue. The Board of Directors of the Corporation has approved a Year 2000 Action Plan ("Action Plan") that has been developed in accordance with the Federal Financial Institutions Examination Council ("FFIEC") guidelines. The Action Plan consists of five phases: (1) awareness, (2) assessment, (3) remediation, (4) validation, and (5) implementation. The Corporation has completed phases 1 and 2 of its Action Plan. In completing phase 2, the Corporation performed a thorough inventory of its Information Technology ("IT") and non-IT systems to identify all potential Year 2000 exposed systems and equipment. The items identified in the inventory were then categorized as "mission-critical" or "non-mission-critical" depending on the Corporation's dependence on the system or equipment to perform daily operations and conduct business. This classification allowed the Corporation to prioritize its efforts in remediating systems and dealing with third party vendors.

         The Corporation is currently working in phases 3, 4 and 5 of the Action Plan. Since the Corporation generally does not perform in-house programming of its core operating systems, it is dependent on its third-party vendors for modifications or conversions of its existing systems to correct the effects of the Year 2000 Issue. Accordingly, the vast majority of phases 3 and 4 involve receiving system upgrades and installing and testing them in the Corporation's operating systems and equipment. The Corporation is soliciting written documentation from all of its software and hardware vendors, as well as the providers of facilities using imbedded chip technology, with respect to its Year 2000 compliance status. Upgrades to existing systems and equipment are currently being installed and tested, such that the Corporation believes that it may be substantially complete with phases 3 and 4 by December 31, 1998.

         The merger with HFNC is not expected to significantly impact the Action Plan or the Corporation's state of readiness for Year 2000 compliance. The Corporation is incorporating all of Home Federal's IT and non-IT systems in all phases of its Year 2000 Action Plan. The Corporation currently plans to convert all but one of Home Federal's operating systems to the Corporation's operating systems in March of 1999. The Corporation does not currently plan to convert Home Federal's mortgage loan system to the Corporation's loan application system until after January 1, 2000. Accordingly, Home Federal's mortgage loan operating system, which is operated by a third party service bureau, is being included in the Corporation's efforts in phases 3, 4 and 5 of the Action Plan.

         The Corporation also has developed a communication and assessment plan for its customers. Pursuant to this plan, the Corporation is initiating contact with its key customers to determine such customers' plans with respect to the Year 2000 Issue and the Corporation's vulnerability to any such customer's failure to remediate its own Year 2000 Issue. As most corporate customers depend on computer systems that must be Year 2000 compliant, a disruption in their businesses may result in potentially significant financial difficulties that could affect their creditworthiness. The Corporation is assessing any adjustments to allowance for loan losses that may be necessary to reflect the Year 2000 issue on creditworthiness. The Corporation is also implementing underwriting procedures to reflect the importance of the Year 2000 issue and is evaluating new credit relationships. The Corporation is also initiating contact with key suppliers to determine their plan with respect to the Year 2000 Issue. There can be no guarantee that customers and suppliers will convert their systems on a timely basis or in a manner that is compatible with the Corporation's systems. Significant business interruptions or failures by key business customers, suppliers, trading partners or governmental agencies resulting from the effects of the Year 2000 Issue could have a material adverse effect on the Corporation.

Year 2000 Costs

         Since the Corporation relies on third party vendors for substantially all of its IT systems, the expected cost to the Corporation of the Year 2000 project is not expected to exceed $500,000. Included in this amount are costs for hardware, software and facilities upgrades, customer communications, testing, and other direct, incremental costs required to pursue the Action Plan. Not included in this estimate are the indirect costs associated with the involvement of existing employees in daily Year 2000 Action Plan activities, an amount which has not been quantified by management. All remediation costs will be expensed in the period incurred and will be funded through normal operating cash flow. Year 2000 project costs during the nine months ended September 30, 1998 and through the date of this filing were not material.

Risks of Year 2000 Issues

         The Year 2000 issue is widespread throughout the entire global economy, potentially affecting almost every company with any dependence on information technology. The Corporation has attempted to assess the risk to the Corporation of the most reasonably likely worst case scenarios involving Year 2000 noncompliance on the part of the Corporation or entities with which it does significant business. Such risks generally fall into one of two categories: internal risk, or the risk that the Corporation's IT and/or non-IT systems will fail and will have a material impact on the Corporation's financial condition or results of operations, and external risk, or the risk that the IT or non-IT systems of parties external to the Corporation will fail, resulting in a material impact on the Corporation's financial condition or results of operations. In the opinion of management of the Corporation, the internal risk of Year 2000 non-compliance, in a reasonable worst case scenario, could involve the inability to perform certain routine customer transactions for a period of time during 2000. In the opinion of management of the Corporation, the external risk of Year 2000 non-compliance, in a reasonable worst case scenario, could involve either (i) credit losses arising from borrowers inability to perform under the terms of their loan agreements due to Year 2000-related problems having a material impact on their cash flows, or
(ii) the inability to perform certain routine customer transactions due to the Year 2000 non-compliance of parties external to the Corporation (e.g., utility or communications vendors). To mitigate these risks, the Corporation has performed Contingency Planning.

         The costs of the Year 2000 project and the schedule for achieving Year 2000 compliance are based on management's best estimates, which were derived using numerous assumptions of future events such as the availability of certain resources (including internal and external resources (including appropriately trained personnel), third-party vendor plans and other factors). However, there can be no guarantee that these estimates will be achieved at the cost disclosed or within the timeframes indicated, and actual results could differ materially from these plans.

Contingency Planning

         Contingency plans are being developed to mitigate the potential effects of a disruption in normal business operations. Contingency planning includes developing alternative solutions should a vendor not become compliant, as well as plans for the resumption of business if, despite the Corporation's best efforts, a business operation disruption occurs. The Corporation will have a detailed business resumption contingency plan by March 31, 1999.

LEGAL PROCEEDINGS

         In June 1995, a lawsuit was initiated against Home Federal by a borrower's affiliated companies in which the plaintiffs alleged that Home Federal wrongfully set-off certain funds in an account being held and maintained by Home Federal. In addition, the plaintiffs alleged that as a result of the wrongful set-off, Home Federal wrongfully dishonored a check in the amount of $270,000. Plaintiffs further alleged that the actions on behalf of Home Federal constituted unfair and deceptive trade practices, thereby entitling plaintiffs to recover treble damages and attorneys' fees. Home Federal denied any wrongdoing and filed a motion for summary judgment. Upon consideration of the motion, the United States Bankruptcy Judge entered a Recommended Order Granting Summary Judgement, recommending the dismissal of all claims asserted against Home Federal. In October 1997, the United States District Court entered an order granting summary judgment in favor of Home Federal. The plaintiff has appealed the order of summary judgment and the case is presently pending in the Fourth Circuit Court of Appeals.

         In December 1996, Home Federal filed a suit against the borrower and his company and against the borrower's wife, daughters, and a company owned by his wife and daughter, alleging transfers of assets to the wife, daughter, and their company in fraud of creditors, and asking that the fraudulent transfers be set aside. The objective of the lawsuit is to recover assets which may be used to satisfy a portion of the judgments obtained in favor of Home Federal prior to litigation. The borrower's wife filed a counterclaim against Home Federal alleging that she borrowed $750,000 from another financial institution, secured by a deed of trust on her principal residence, the proceeds of which were paid to Home Federal for application on a debt owed by one of her husband's corporations, claiming that officers of Home Federal promised to resume making loans to her husband's corporation after the payment. Home Federal and its officers vigorously deny all of her allegations. Home Federal filed a motion for summary judgment and dismissal of the counterclaim. The motion for summary judgment was heard in the Superior Court division of the Mecklenburg County General Court of Justice in April 1998; however, an order has not been entered. In June 1998, Home Federal removed this case to the United States Bankruptcy Court for the Western District of North Carolina, Charlotte Division, due to the fact that the defendant was the debtor in a pending bankruptcy case. Home Federal believes it has strong defenses to the defendant's counterclaim.

         In February 1997, two companies affiliated with those referred to in the first paragraph above filed an additional action against two executive officers of Home Federal and against an officer of another financial institution. The action was removed from the state court to the United States Bankruptcy Court for the Western District of North Carolina. At the same time, the borrower, who is affiliated with all of these companies, also filed an action in the Superior Court of Mecklenburg County, North Carolina against the two executive officers of Home Federal and against an officer of another financial institution. The

Complaints in both actions assert virtually identical claims. The plaintiffs in both lawsuits allege that the officers of both financial institutions engaged in a conspiracy to wrongfully declare loans to be in default so as to eliminate those companies as borrowers of Home Federal. Plaintiffs claim actual damages, treble damages, and punitive damages together with interest, attorneys' fees, and other costs. Plaintiffs allege misrepresentation, breach of fiduciary duty, constructive fraud, interference with business expectancy, wrongful bank account set-off, and unfair and deceptive acts and practices. The action pending in the bankruptcy court has been stayed. All defendants filed motions for summary judgment in the state court action which were granted, and that lawsuit was dismissed in January 1998 by the Superior Court of Mecklenburg County. The plaintiff appealed the order granting summary judgment to the North Carolina Court of Appeals. In July 1998, the defendants removed the state court case to the United States Bankruptcy Court for the Western District of North Carolina, Charlotte Division, due to the fact that the plaintiff was a debtor in a pending bankruptcy case. As a result of the removal, the North Carolina Court of Appeals entered an order staying further proceedings in the North Carolina Court of Appeals in August 1998. Home Federal has agreed to indemnify both of its officers with respect to costs, expense, and liability which might arise in connection with both of these cases.

         In July 1997, the above borrower and affiliated companies filed an additional action against HFNC, Home Federal, and the other financial institution referred to in the paragraph above, alleging that previous judgments in favor of Home Federal and the other financial institution obtained in prior litigation were obtained by the perpetration of fraud on the Bankruptcy Court, U.S. District Court, and the Fourth Circuit Court of Appeals. The plaintiffs are seeking to have the judgments set aside on that basis. All defendants filed motions for summary judgment and dismissal which were granted, and the lawsuit was dismissed on September 24, 1998. The borrower, individually, has appealed the Order dismissing the lawsuit to the Fourth Circuit Court of Appeals. That appeal is pending.

         Management continues to deny any liability in the above-described cases and continues to vigorously defend against the claims. However, there can be no assurance of the ultimate outcome of the litigation, or the range of potential loss, if any.

         The Corporation and the Banks are defendants in certain other claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these other matters is not expected to have a material adverse effect on the consolidated operations, liquidity or financial position of the Corporation or the Banks.

FACTORS THAT MAY AFFECT FUTURE RESULTS

         The foregoing discussion contains certain forward-looking statements about the Corporation's financial condition and results of operations, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The Corporation undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

         Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the passage of unforeseen state or federal legislation or regulation applicable to the

Corporation's operations, the Corporation's ability to accurately predict the adequacy of the loan loss allowance needs using its present risk grading system, the ability to generate liquidity if necessary to meet loan demand, the ability to manage unforeseen domestic and global rapid changes in interest rates, the reliance on third party vendors to become Year 2000 compliant and, with respect to the mergers with CSB and Home Federal, the inability of the Corporation to consolidate the operations of these banks with the Corporation in an efficient manner.

Statistical Information

   The following tables present certain statistical information relating to the Corporation. The tables should be read in conjunction with the Corporations's Supplemental Consolidated Financial Statements and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations, both of which are included herein. All historical financial data for the periods prior to the respective dates of the mergers with Union, CSB, and Home Federal (each of which was accounted for as a pooling of interest) has been restated to combine the accounts of Union, CSB and Home Federal with those of the Company.

   The following table includes for the years ended December 31, 1997, 1996, and 1995 interest income on interest earning assets and related average yields, as well as interest expense on interest bearing liabilities and related average rates paid. In addition, the table includes the average net yield on average earning assets. Average balances were calculated based on daily averages.

                                                                             Table 1
                                                        Average Balances and Net Interest Income Analysis
                                               1997                             1996                            1995
                                   ---------------------------      ----------------------------     --------------------------
(Dollars in thousands)                        Interest   Average               Interest   Average               Interest   Average
                                   Average     Income/  Yield/Rate  Average     Income/  Yield/Rate  Average     Income/  Yield/Rate
                                   Balance     Expense    Paid      Balance     Expense    Paid      Balance     Expense    Paid
                                   -------     -------    ----      -------     -------    ----      -------     -------    ----
Interest earning assets:
Loans (1) (2)                    $1,143,175   $100,921    8.83%   $1,022,119   $ 90,545    8.86%   $  833,640    $76,913    9.23%
Securities available for
   sale - taxable                   246,937     15,717    6.36       304,922     19,721    6.47       204,198     12,905    6.32
Securities available for
   sale - nontaxable (3)             72,468      5,754    7.94        64,511      5,214    8.08         6,421        491    7.65
Investment securities held
   to maturity - taxable             13,375        766    5.73        12,093        707    5.85        46,779      2,852    6.10
Investment securities held
   to maturity - nontaxable(3)        1,251         83    6.63            --         --      --        39,807      3,398    8.54
Federal funds sold                   18,238      1,012    5.55        20,013      1,102    5.51        52,690      2,557    4.85
Interest-bearing bank
   deposits                          13,835        795    5.75        13,642        908    6.66        12,717        608    4.78
                                 ----------   --------            ----------   --------            ----------    -------
      Total                      $1,509,279   $125,048    8.29%   $1,437,300   $118,197    8.22%   $1,196,252    $99,724    8.34%
                                 ==========   ========            ==========   ========            ==========    =======
Interest bearing liabilities:
   Demand deposits               $  104,514   $  2,054    1.97%   $   97,181   $  2,016    2.07%   $   98,470    $ 2,189    2.22%
   Money market accounts             86,215      3,290    3.82        77,606      2,245    2.89        87,294      2,554    2.93
   Savings deposits                 132,615      5,520    4.16       134,636      6,239    4.63       125,014      5,695    4.56
   Other time deposits              611,038     35,468    5.80       585,536     34,208    5.84       585,042     35,261    6.03
   Other borrowings                 283,167     16,495    5.83       218,815     12,708    5.81        40,652      2,145    5.28
                                 ----------   --------            ----------   --------            ----------    -------
      Total                      $1,217,549   $ 62,827    5.16%   $1,122,225   $ 57,416    5.16%   $  936,472    $47,844    5.11%
                                 ==========   ========            ==========   ========            ==========    =======
Net interest income and
   spread                                     $ 62,221    3.13%                $ 60,781    3.06%                 $51,880    3.23%
                                              ========                         ========                          =======
Net yield on interest
   earning assets (4)                                     4.12%                            4.23%                            4.34%

(1) The preceding analysis takes into consideration the principal amount of nonaccruing loans and only income actually collected on such loans.

(2)  Loans are shown net of unearned income.

(3) Yields on nontaxable securities are stated on a fully taxable equivalent basis, assuming a Federal tax rate of 35% for 1997, 1996 and 1995. The adjustments made to convert to a fully taxable equivalent basis were $1,918,000 for 1997, $1,826,000 for 1996 and $1,515,000 for 1995.

(4) Represents net interest income as a percentage of total average interest earning assets.

Changes in Interest Income and Expense

   The following table contains the dollar amount of change in interest income and interest expense and segregates the dollar amount of change due to rate and volume variances for the years ended December 31, 1997 and 1996. The change in interest income, stated on a tax equivalent basis, or interest expense attributable to the combination of rate variance and volume variance is included in the table, but such amount has also been allocated between, and included in the amounts shown as, changes due to rate and changes due to volume. The allocation of the change due to rate/volume variance was made equally to rate variance and to volume variance. Interest income related to tax exempt securities is stated on a tax equivalent basis using a Federal income tax rate of 35% in 1997, 1996 and 1995.

                                                                          Table 2
                                                            Volume and Rate Variance Analysis

(Dollars in thousands)               From Dec. 31, 1996 to Dec. 31, 1997            From Dec. 31, 1995 to Dec. 31, 1996
                                   ---------------------------------------       -------------------------------------------
                                            Increase (Decrease)                            Increase (Decrease)
                                             Due to Change in                                Due to Change in
                                    Rate/                           Total         Rate/                               Total
                                   Volume    Rate      Volume       Change       Volume       Rate       Volume       Change
                                   ------    ----      ------       ------       ------       ----       ------       ------
Interest income:
 Loans                             $(37)    $(311)    $ 10,724     $ 10,376     $  (693)    $(3,065)    $ 17,390     $ 13,632
 Securities available for
        sale - taxable               60      (313)      (3,751)      (4,004)        149         302        6,365        6,816
 Securities available for
        sale - non-taxable          (11)      (92)         643          540         253          28        4,442        4,723
 Investment securities held to
        maturity - taxable           (2)      (14)          75           59          87        (117)      (2,115)      (2,145)
 Investment securities held to
        maturity - nontaxable        --        42           41           83          --      (1,699)      (1,699)      (3,398)
                                   ----     -----     --------     --------     -------     -------     --------     --------
 Total securities                    10      (688)       7,732        7,054        (204)     (4,551)      24,383       19,628
 Federal funds sold                  (1)        8          (97)         (90)       (214)        344       (1,585)      (1,455)
 Interest bearing bank deposits      (2)     (124)          13         (113)         17         238           45          300
                                   ----     -----     --------     --------     -------     -------     --------     --------
 Total interest income                7      (804)       7,648        6,851        (401)     (3,969)      22,843       18,473
                                   ----     -----     --------     --------     -------     -------     --------     --------
Interest expense:
 Demand deposits                     (8)     (106)         152           38           2         146          (29)        (173)
 Money market accounts               79       716          250        1,045           3         (29)        (283)        (309)
 Savings deposits                    10      (635)         (94)        (719)          8          98          438          544
 Other time deposits                (10)     (220)       1,490        1,260          (1)     (1,082)          30       (1,053)
 Other borrowings                    11        38        3,738        3,787         946         216        9,401       10,563
                                   ----     -----     --------     --------     -------     -------     --------     --------
 Total interest expense              82      (207)       5,536        5,411         958        (943)       9,557        9,572
                                   ----     -----     --------     --------     -------     -------     --------     --------
 Net interest income               $(75)    $(597)    $  2,112     $  1,440     $(1,359)    $(3,026)    $ 13,286     $  8,901
                                   ====     =====     ========     ========     =======     =======     ========     ========

Interest Rate Sensitivity

The following table presents the Company's interest sensitivity analysis for December 31, 1997 and sets forth at various maturity periods the cumulative interest sensitivity gap, which is the difference between rate sensitive assets and rate sensitive liabilities for assets and liabilities that management considers rate sensitive. The mortgage-backed securities are shown at their weighted average expected life obtained from an outside evaluation of the average remaining life of each security based on historic prepayment speeds of the underlying mortgages at December 31, 1997. Demand deposits, money market accounts and savings deposits are presented in the earliest repricing window because the rates are subject to immediate repricing.

                                                                                Table 3
                                                                                                              Non-
                                                                      Interest Rate Sensitivity            Sensitive
                                                                       As of December 31, 1997                and
                                          Interest Sensitivity in Days                                     Sensitive
(Dollars in thousands)          ------------------------------------------------                             Over 5
                                  1 - 90     91 - 180    181 - 365       Total     1-2 Years    2-5 Years     Years        Total
                                ---------------------------------------------------------------------------------------------------
Interest-Earning Assets
   Interest-bearing due
     from banks                 $  15,143   $      --    $      --     $  15,143   $      --    $      --    $     --   $   15,143
   Fed funds sold                   8,195          --           --         8,195          --           --          --        8,195
   Securities available
     for sale, at
     amortized cost:
     Taxable                       22,248         420        5,445        28,113      35,956       45,167     113,496      222,732
     Nontaxable                     1,170       1,224          101         2,495       7,475       14,688      59,138       83,796
   Loans                          274,740      26,658      110,358       411,756     178,492      337,945     333,298    1,261,491
                                ---------   ---------    ---------     ---------   ---------    ---------    --------   ----------
     Total earning assets         321,496      28,302      115,904       465,702     221,923      397,800     506,205    1,591,630
                                ---------   ---------    ---------     ---------   ---------    ---------    --------   ----------

Interest-Bearing Liabilities
   Interest-bearing deposits:
     Demand deposits              111,566          --           --       111,566          --           --          --      111,566
     Money market accounts        113,326          --           --       113,326          --           --          --      113,326
     Savings deposits              18,662       3,078       16,176        37,916      48,279           --      45,081      131,276
     Other time deposits          174,279      56,396      238,211       468,886      92,531       38,669           3      600,089
   Other borrowings               111,200          --      108,000       219,200         260        1,143     129,476      350,079
                                ---------   ---------    ---------     ---------   ---------    ---------    --------   ----------
   Total interest-bearing
    liabilities                   529,033      59,474      362,387       950,894     141,070       39,812     174,560    1,306,336
                                ---------   ---------    ---------     ---------   ---------    ---------    --------   ----------
   Interest sensitivity
     gap                        $(207,537)  $ (31,172)   $(246,483)    $(485,192)  $  80,853    $ 357,988     331,645      285,294
                                =========   =========    =========     =========   =========    =========    ========   ==========

     Cumulative gap             $(207,537)  $(238,709)   $(485,192)    $(485,192)  $(404,339)   $ (46,351)    285,294      285,294
                                =========   =========    =========     =========   =========    =========    ========   ==========
  Ratio of earning assets
  to interest-bearing
  liabilities                       60.77%      47.59%       31.98%        48.98%     157.31%      999.20%

Distribution of Assets and Liabilities

     The following table shows the distribution of the Company's assets, liabilities and shareholders' equity at December 31, 1997, 1996, and 1995. Average balances were calculated based on daily averages.

                                                                                     Table 4
                                                                              Average Balance Sheet

                                                                             Years Ended December 31,
                                                ----------------------------------------------------------------------------------
                                                           1997                        1996                       1995
                                                -------------------------  --------------------------  ---------------------------
 (Dollars in thousands)                          Average      Percentage     Average      Percentage     Average       Percentage
                                                 Balance     Distribution    Balance     Distribution    Balance      Distribution
                                                 -------     ------------    -------     ------------    -------      ------------
Assets:
 Cash and due from banks                       $   25,224          1.6%    $   24,650          1.6%    $   28,677          2.3%
 Interest bearing bank deposits                    13,835          0.9         13,642          0.9         12,717          1.0
 Investment securities - taxable                   13,375          0.8        238,074         15.8        165,848         13.2
 Investment securities - nontaxable                 1,251          0.1             --         --           39,807          3.1
 Securities available for sale
   - taxable                                      246,937         15.6         78,941          5.3         85,129          6.7
 Securities available for sale
   - nontaxable                                    72,468          4.6         64,511          4.3          6,421          0.5
 Loans, net (1)                                 1,135,909         71.6      1,015,634         67.6        827,788         65.8
 Federal funds sold                                18,238          1.1         20,013          1.3         52,690          4.2
 Other assets                                      58,194          3.7         47,578          3.2         39,743          3.2
                                               ----------        -----     ----------        -----     ----------        -----
   Total                                        $1,585,431        100.0%    $1,503,043        100.0%    $1,258,820        100.0%
                                               ==========        =====     ==========        =====     ==========        =====

Liabilities and shareholders' equity
 Deposits:
  Demand (2)                                   $  189,807         12.0%    $  177,550         11.8%    $  169,809         13.5%
  Savings                                         132,615          8.4        134,636          8.9        125,014          9.9
  Insured money market                             86,215          5.4         77,606          5.2         87,294          6.9
  Time                                            611,038         38.5        585,536         39.0        585,042         46.5
 Other borrowings                                 283,167         17.9        218,815         14.6         40,652          3.2
 Other liabilities                                 25,874          1.6         27,646          1.8         23,395          1.9
 Shareholders' equity                             256,715         16.2        281,254         18.7        227,614         18.1
                                               ----------        -----     ----------        -----     ----------        -----
  Total                                        $1,585,431        100.0%    $1,503,043        100.0%    $1,258,820        100.0%
                                               ==========        =====     ==========        =====     ==========        =====


(l)  Loans, net is net of unearned income and the allowance for loan losses.

(2)  Demand includes non-interest bearing and interest bearing demand deposits.

Securities Available for Sale

     The following table shows, as of December 31, 1997, 1996 and 1995, the carrying value of (i) U.S. Government obligations, (ii) U.S. Government agency obligations, (iii) mortgage-backed securities, (iv) state and municipal obligations, and (v) equity securities.

                                                      Table 5
                                           Securities Available for Sale

(Dollars in thousands)                            December 31,
                                        ------------------------------------
                                           1997         1996          1995
                                           ----         ----          ----
U.S. Government obligations             $ 22,333      $ 39,095      $ 41,964
U.S. Government agency obligations       120,739       125,844       146,327
Mortgage-backed securities                59,548        67,711       141,376
State and municipal obligations           85,532        72,050        59,053
Equity securities                         27,413        21,125        10,974
                                        --------      --------      --------
                                        $315,565      $325,825      $399,694
                                        ========      ========      ========

Investment Securities Held to Maturity

     The following table shows, as of December 31, 1997, 1996 and 1995, the amortized cost (face amount, plus unamortized premiums, less unamortized discounts), of U.S. Government obligations, included in investment securities held to maturity.

                                           Table 6
                                    Investment Securities
                                       Held to Maturity

(Dollars in thousands)                   December 31,
                                -----------------------------
                                1997        1996        1995
                                ----        ----        ----
U.S. Government obligations     $--       $13,940      $8,959
                                ---       -------      ------
                                $--       $13,940      $8,959
                                ===       =======      ======

Securities Available for Sale - Maturities

     The following table indicates the carrying value of each significant securities available for sale category due within one year, after one year but within five years, after five years but within ten years, and after ten years, together with the weighted average yield for each range of maturities, as of December 31, 1997. Mortgage-backed securities are presented at their contractual maturity date. Actual maturities will differ from contractual maturities because borrowers have the right to pre-pay these obligations without pre-payment penalties. Yields are determined based on amortized cost. Yields are stated on a tax equivalent basis assuming a Federal income tax rate of 35% in 1997.



                                                                Table 7
                                                       Securities Available for Sale
                                                          As of December 31, 1997
(Dollars in thousands)
                                                                              After Five
                            Due Within One       After One Year but           Years But
                                 Year             Within Five Years        Within Ten Years        After Ten Years
                          -----------------      ------------------       -----------------       ------------------
                          Amount      Yield       Amount      Yield       Amount      Yield       Amount       Yield
                          ------      -----       ------      -----       ------      -----       ------       -----
U.S. Government
 Obligations             $10,016      6.68%      $12,317      7.47%      $    --        --%      $     --        --%
U.S. Government
 Agency Obligations        2,791      5.57        52,928      6.55        37,200      7.17         27,820      7.26
Mortgage-Backed
 Securities                  504      5.40         2,641      6.68         4,649      6.07         51,754      7.46
State & Municipal
 Obligations               2,504      9.43        24,035      8.02        37,665      7.06         21,328      7.33
Equity securities         13,786      5.97            --        --            --        --         13,627      5.46
                         -------                 -------                 -------                 --------
 Total                   $29,601      6.46%      $91,921      7.06%      $79,514      7.05%      $114,529      7.15%
                         =======      ====       =======      ====       =======      ====       ========      ====



     As of December 31, 1997, there were no issues of securities available for sale (excluding U.S. Government obligations and U.S. Government agency obligations) which had carrying values that exceeded 10% of shareholders' equity of the Company.

     As of December 31, 1997, there were no investment securities classified as held to maturity.

Loan Portfolio

     The table below summarizes loans in the classifications indicated as of December 31, 1997, 1996, 1995, 1994, and 1993.


                                                                   Table 8
                                                          Loan Portfolio Composition

        (Dollars in thousands)                                    December 31,
                                -----------------------------------------------------------------------------
                                    1997              1996            1995            1994            1993
                                -----------       -----------       ---------       ---------       ---------
Commercial, financial and
  agricultural                  $    80,675       $    63,686       $  66,944       $  61,054       $  55,981
Real estate - construction
  and development                   133,303           102,460          84,591          69,974          74,014
Real estate - mortgage              964,537           869,255         701,376         596,094         550,402
Installment                          88,546            92,567          79,888          74,096          64,854
                                -----------       -----------       ---------       ---------       ---------
Total loans                       1,267,061         1,127,968         932,799         801,218         745,251
                                -----------       -----------       ---------       ---------       ---------
Less - allowance for loan
  losses                            (15,263)          (14,140)        (13,552)        (13,144)        (12,433)
  Unearned income                    (5,570)           (5,517)         (5,355)         (5,654)         (6,688)
                                -----------       -----------       ---------       ---------       ---------
Loans, net                      $ 1,246,228       $ 1,108,311       $ 913,892       $ 782,420       $ 726,130
                                ===========       ===========       =========       =========       =========

Maturities and Sensitivities of Loans to Change in Interest Rates

     Set forth in the table below are the amounts of each loan type, except installment loans and real estate mortgage loans, due in one year, after one year through five years, and after five years, at December 31, 1997. This table excludes nonaccrual loans.

                                                         Table 9
                                               Maturities and Sensitivity to
                                                 Change in Interest Rates

                                                     December 31, 1997
                               ----------------------------------------------------------
(Dollars in thousands)                           After l
                               l year          Year through        After
                               or less           5 Years          5 Years           Total
                               -------           -------          -------           -----
Commercial, financial
  and agricultural             $36,317          $ 31,919          $12,439          $ 80,675
Real estate
  construction and
  development                   61,805            71,262              236           133,303
                               -------          --------          -------          --------
  Total                        $98,122          $103,181          $12,675          $213,978
                               =======          ========          =======          ========


     The amounts of the above loans with a maturity over one year which have a predetermined interest rate or a floating or adjustable interest rate are as follows:


                                             December 31, 1997
                                            --------------------
                                           (Dollars in thousands)
Predetermined interest rate                        $83,766
Floating or adjustable interest rate                32,090

Non-performing Loans

        Non-performing loans includes non-accrual loans, re-structured loans and accruing loans which are contractually past due 90 days or more.

        See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Balance Sheet Analysis - Asset Quality" for additional information.

Accruing Loans 90 Days or More Past Due

     The following table reflects the dollar amount of loans outstanding in each category and the amount and percentage of those accruing loans which are 90 days or more past due as of December 31, 1997, 1996, 1995, 1994, and 1993.


                                                      Table 10
                                    Accruing Loans 90 Days or More Past Due

                                   Accruing                      Percentage of
                                   Loans 90                      Such Loans to
                                   Days or       Gross           Gross Loans
(Dollars in thousands)             More          Loans           Outstanding
                                   Past Due      Outstanding     By Category
                                   --------      -----------     -----------
December 31, 1997
  Commercial, financial and
   agricultural                     $  999         $   80,675      1.24%
  Real estate - construction
   and development                      33            133,303       .02
  Real estate - mortgage               858            964,537       .09
  Installment                          219             88,546       .25
                                    ------         ----------
   Total                            $2,109         $1,267,061       .17%
                                    ======         ==========

December 31, 1996
  Commercial, financial and
   agricultural                     $   34         $   63,686       .05%
  Real estate - construction
   and development                      49            102,460       .05
  Real estate - mortgage               469            869,255       .05
Installment                            133             92,567       .14
                                    ------         ----------
    Total                           $  685         $1,127,968       .06%
                                    ======         ==========

December 31, 1995
  Commercial, financial and
   agricultural                     $   27         $   66,944       .04%
  Real estate - construction
   and development                      47             84,591       .06
  Real estate - mortgage               163            701,376       .02
  Installment                          164             79,888       .21
                                    ------         ----------
   Total                            $  401         $  932,799       .04%
                                    ======         ==========

December 31, 1994
  Commercial, financial and
   agricultural                     $  219         $   61,054       .36%
  Real estate - construction
   and development                      --             69,974        --
  Real Estate - mortgage             1,109            596,094       .19
  Installment                          224             74,096       .30
                                    ------         ----------
   Total                            $1,552         $  801,218       .19%
                                    ======         ==========

Table 10 is continued on next page


                                                      Table 10 (Continued)
                                      Accruing Loans 90 Days or More Past Due

                                   Accruing                      Percentage of
                                   Loans 90                      Such Loans to
                                   Days or       Gross           Gross Loans
(Dollars in thousands)             More          Loans           Outstanding
                                   Past Due      Outstanding     By Category
                                   --------      -----------     -----------
December 31, 1993
  Commercial, financial and
   agricultural                     $  110        $   55,981           .20%
  Real estate - construction
   and development                      --            74,014            --
  Real estate - mortgage               198           550,402           .04
  Installment                           82            64,854           .13
                                    ------        ----------
   Total                            $  390        $  745,251           .05%
                                    ======        ==========


Non-Accrual Loans and Restructured Loans

        The determination to discontinue the accrual of interest is based on a review of each loan. Interest is discontinued on loans 90 days past due as to principal or interest unless in management's opinion collection of both principal and interest is assured by way of collateralization, guarantees or other security and the loan is in the process of collection. The table below summarizes the Company's non-accrual loans and restructured loans as of the dates indicated.


                                                                             Table 11
                                                               Non-accrual and Restructured Loans

                                                                           December 31,
                                                  --------------------------------------------------------------
                                                   1997          1996         1995           1994          1993
                                                  ------        ------       -------        -------      -------
(Dollars in thousands)

Non-accrual loans

Principal balance outstanding                     $6,119        $7,949       $10,497        $11,258      $19,894
                                                  ======        ======       =======        =======      =======
Interest income recorded during
  the year                                        $  383        $  154       $   267        $   386      $   635
Interest income that would have
  been recorded if the loans had
  been current and accruing                       $  339        $  646       $ 1,120        $ 1,407      $ 2,070

Restructured loans

Principal balance outstanding                     $  587        $  643       $   825        $ 2,747      $ 2,003
                                                  ======        ======       =======        =======      =======
Interest income recorded during
  the year                                        $   66        $   61       $    95        $   230      $   165
Interest income that would have
  been recorded if the loans had
  been current and accruing                       $   66        $   61       $    77        $   266      $   174

Summary of Loan Loss and Recovery Experience

        The table below presents certain data for the years ended December 31, 1997, 1996, 1995, 1994, and 1993, including the following: (i) the average amount of net loans outstanding during the year, (ii) the allowance for loan losses at the beginning of the year, (iii) the provision for loan losses, (iv) loans charged off and recoveries of loans previously charged off presented by major loan categories, (v) loan charge-offs, net, (vi) the allowance for loan losses at the end of the year, (vii) the ratio of net charge-offs to average loans, (viii) the ratio of the allowance for loan losses to average loans and
(ix) the ratio of the allowance for loan losses to loans at year-end, excluding loans held for sale.

                                                                    Table 12
                                                Summary of Loan Loss and Recovery Experience

(Dollars in thousands)                                       Years Ended December 31,
                                      ------------------------------------------------------------------------
                                         1997             1996            1995           1994           1993
                                      ----------       ----------       --------       --------       --------
Average loans, net of unearned
  income                              $1,143,175       $1,022,119       $833,640       $758,639       $736,369
                                      ==========       ==========       ========       ========       ========
Allowance for loan losses:
  Beginning balance                   $   14,140       $   13,552       $ 13,144       $ 12,433       $ 11,543

 Add provision for loan losses             2,684            1,481          2,328          1,591          2,485
                                      ----------       ----------       --------       --------       --------
                                          16,824           15,033         15,472         14,024         14,028
                                      ----------       ----------       --------       --------       --------
  Loan charge-offs:
   Commercial, financial and
     agricultural                            712              600          1,599            770            840
   Real estate - construction
     and development                          --               --            349            148             --
   Real estate - mortgage                    251              111            212            147            454
   Installment                             1,298            1,099            539            412            487
                                      ----------       ----------       --------       --------       --------
                                           2,261            1,810          2,699          1,477          1,781
                                      ----------       ----------       --------       --------       --------
  Recoveries of loans previously
   charged-off:
   Commercial, financial and
     agricultural                            135              654             58            272             84
   Real estate - construction
     and development                          --                3             25              1             --
   Real estate - mortgage                     44               27              3            190             19
   Installment                               252              233            693             63             83
                                      ----------       ----------       --------       --------       --------
                                             431              917            779            526            186
                                      ----------       ----------       --------       --------       --------
     Loan charge-offs, net                 1,830              893          1,920            951          1,595
                                      ----------       ----------       --------       --------       --------
  Adjustment for merged banks                269               --             --             71             --
                                      ----------       ----------       --------       --------       --------
  Ending balance                      $   15,263       $   14,140       $ 13,552       $ 13,144       $ 12,433
                                      ==========       ==========       ========       ========       ========


Net charge-offs to average loans             .16%             .09%           .23%           .13%           .22%
Allowance for loan losses to
  gross loans at year-end                   1.20             1.25           1.45           1.64           1.67


        For a discussion of management's evaluation of the allowance for loan loss, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Earnings Performance - Provision for Loan Losses" and "-Balance Sheet Analysis - Asset Quality" in the First Charter Corporation 1997 Annual Report to Shareholders, incorporated herein by reference.

Allowance for Loan Losses

The following table presents the dollar amount of the allowance for loan losses applicable to major loan categories (including pro rata share of unallocated reserves), the percentage of the allowance amount in each category to the total allowance and the percentage of the loans in each category to total loans as of December 31, 1997, 1996, 1995, 1994, and 1993. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Earnings Performance
- Provision for Loan Losses" and "- Balance Sheet Analysis - Asset Quality" in the First Charter Corporation 1997 Annual Report to Shareholders, incorporated herein by reference.



                                                             Table 13
                                                   Allowance for Loan Losses

                                                                 Percentage of
(Dollars in thousands)                             Percentage    Gross Loans in
                                        Allowance   of Total     Each Category
                                         Amount     Allowance    to Total Loans
                                        ---------  ----------    --------------
December 31, 1997

Type of Loan:
 Commercial, financial and
 agricultural                           $ 1,664          11%             6%
 Real estate - construction and
  development                             2,422          16             11
 Real estate - mortgage                  10,023          66             76
 Installment                              1,154           7              7
                                        -------         ---            ---
  Total                                 $15,263         100%           100%
                                        =======         ===            ===

December 31, 1996

Type of Loan:
 Commercial, financial and
  agricultural                          $ 1,329           9%             6%
 Real estate - construction and
  development                             3,117          22              9
 Real estate - mortgage                   8,869          63             77
 Installment                                825           6              8
                                        -------         ---            ---
  Total                                 $14,140         100%           100%
                                        =======         ===            ===

December 31, 1995

Type of Loan:
 Commercial, financial and
  agricultural                          $   936           7%               7%
 Real estate - construction and
  development                             3,839          28                9
 Real estate - mortgage                   7,851          58               75
 Installment                                926           7                9
                                        -------         ---              ---
  Total                                 $13,552         100%             100%
                                        =======         ===              ===


Table 13 is continued on page 21.


                                                                 Table 13
                                                Allowance for Loan Losses (Continued)

(Dollars in thousands)                                                      Percentage of
                                                            Percentage      Gross Loans in
                                              Allowance      of Total       Each Category
                                                Amount      Allowance       to Total Loans
                                              ---------     ---------      ---------------
December 31, 1994

Type of Loan:
 Commercial, financial and
 agricultural                                  $ 1,516          12%                 8%
 Real estate - construction and
  development                                    3,970          30                 13
 Real estate - mortgage                          6,608          50                 70
 Installment                                     1,050           8                  9
                                               -------         ---                ---
  Total                                        $13,144         100%               100%
                                               =======         ===                ===



December 31, 1993

Type of Loan:
 Commercial, financial and
 agricultural                                  $ 1,902          15%                 8%
 Real estate - construction and
  development                                    4,770          39                  9
 Real estate - mortgage                          4,863          39                 74
 Installment                                       898           7                  9
                                               -------         ---                ---
  Total                                        $12,433         100%               100%
                                               =======         ===                ===

Deposits

The Banks primarily serve individuals and small- to medium-sized businesses with a variety of deposit accounts, such as NOW accounts, money market accounts, certificates of deposit and individual retirement accounts. The following table presents average balances by category and average rates paid for the years ended December 31, 1997, 1996, and 1995. Average balances were calculated based on daily averages.

                                                                             Table 14
                                                                             Deposits
                                                                         As of December 31,
                                                                    ------------------------------
                                             1997                              1996                              1995
                                -------------------------------     ------------------------------    --------------------------
                                                           Avg.                              Avg.                            Avg.
(Dollars in thousands)            Average     Interest     Rate      Average     Interest    Rate      Average   Interest    Rate
                                  Balance      Expense     Paid      Balance     Expense     Paid      Balance   Expense     Paid
                                ----------    --------     ----     --------     --------    ----     --------  --------     ----
Non-interest bearing demand
 deposits                       $   93,763     $    --       --     $ 88,820     $     --      --     $ 78,904  $   --         --

Interest bearing deposits:
  Demand deposits                  104,514       2,054     1.97%      97,181        2,016    2.07%      98,470     2,189     2.22%
  Insured money markets             86,215       3,290     3.82       77,606        2,245    2.89       87,294     2,554     2.93
  Savings deposits                 132,615       5,520     4.16      134,636        6,239    4.63      125,014     5,695     4.56
  Time deposits                    611,038      35,468     5.80      585,536       34,208    5.84      585,042    35,261     6.03
                                ----------     -------              --------      -------             --------  --------
    Total                       $  934,382     $46,332              $894,959     $ 44,708             $895,820  $ 45,699
                                ----------     -------              --------      -------             --------  --------
   Total deposits               $1,028,145     $46,332              $983,779     $ 44,708             $974,724  $ 45,699
                                ==========     =======              ========     ========             ========  ========


As of December 31, 1997, domestic time deposits of $100,000 or more totaled $146,496,000, with the following maturities: $63,368,000, three months or less; $26,779,000, over three months through six months; $27,315,000, over six months through twelve months and $29,034,000, over one year.

Other Borrowings

        The following is a schedule of other borrowings which consists of the following categories: securities sold under repurchase agreements, federal funds purchased and Federal Home Loan Bank ("FHLB") borrowings for the years ended December 31, 1997, 1996 and 1995.

                                               Table 15
                                          Other Borrowings


                                       Interest                              Maximum
                             Balance   Rate                   Avg.         Outstanding
(Dollars in thousands)       as of     as of      Average     Int.          at Any
                             Dec. 31   Dec. 31    Balance     Rate         Month-End
                             -------   --------   -------     ----        ------------
     1997

Federal funds purchased,
  securities sold under
  agreements to purchase
  and FHLB borrowings        $350,079    5.59%     $283,167    5.88%      $413,789
                             ========              ========               ========


     1996

Federal funds purchased,
  securities sold
  under agreements to
  repurchase and
  FHLB borrowings            $309,895    6.07%     $218,948    5.84%      $259,036
                             ========              ========               ========


     1995

Federal funds purchased,
  securities sold
  under agreements to
  repurchase and
  FHLB borrowings            $124,714    5.47%     $ 40,568    5.27%      $ 87,420
                             ========              ========               ========

At December 31, 1997, the Banks had three available lines of credit with the FHLB totaling $302.5 million with $236,933,000 outstanding. The outstanding amounts consisted of $132,400,000 maturing in 1998, $260,417 maturing in 1999, $1,142,858 maturing in 2001, $102,000,000 maturing in 2002, $600,000 maturing in
2003, and $530,000 maturing in 2011. At December 31, 1997, such amounts were outstanding at market interest rates for the specific advance program and maturity. In addition, the Banks are required to pledge collateral to secure the advances as described in the line of credit agreements. The collateral consists of FHLB stock and qualifying 1-4 family residential mortgage loans.

See also note 10 to Supplemental Consolidated Financial Statements.

Return on Equity and Assets

        The table below indicates the return on average assets (net income divided by average total assets), return on average equity (net income divided by average equity), dividend payout ratio (dividends declared divided by net income), and average equity to average assets ratio (average equity divided by average total assets) and other key operating data for the years ended December 31, 1997, 1996, and 1995. Averages are based on daily balances.

                                                                                 Table 16
                                                                        Return on Equity and Assets

                                                                                 December 31,
                                                             -------------------------------------------------------
                                                                1997                 1996                   1995
                                                             ----------           ----------             -----------
(Dollars in thousands
 except per share amounts)

Net income                                                   $   19,171           $   17,433             $    15,878
Average shareholders' equity                                    256,715              281,254                 227,614
Average total assets                                          1,585,431            1,503,043               1,258,820
Dividends per share (1)                                            0.53                 0.50                    0.43
Basic net income per share                                         1.06                 0.95                    0.95
Diluted net income per share                                       1.03                 0.94                    0.94

Return on average assets                                           1.21%                1.16%                   1.26%
Return on average equity                                           7.47                 6.20                    6.98
Dividend payout ratio (1)                                         50.54*               37.49*                  31.53*
Average equity to average assets ratio                            16.19                18.71                   18.08

*Excludes HFNC Financial information for comparison purposes.

(1) Computed using First Charter Corporation's historical dividends declared per share. Dividends declared per share by First Charter Corporation were $0.53 per share, $0.50 per share and $0.43 per share for the years ended December 31, 1997, 1996 and 1995, respectively. Dividends declared per share by HFNC were $5.28 per share and $0.12 per share for the years ended December 31, 1997 and 1996, as adjusted to conform to First Charter Corporation's December 31 fiscal year. HFNC declared no dividends during the year ended December 31, 1995. Dividends declared per share by HFNC in the year ended December 31, 1997 includes a special distribution of $5.00 per share to HFNC shareholders, substantially all for which was deemed to be a return of capital to shareholders.

                                   SIGNATURES

       Pursuant to the requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      FIRST CHARTER CORPORATION
                                                    (Registrant)


                                      By: /s/ Lawrence M. Kimbrough
                                          -------------------------------------
                                          Lawrence M. Kimbrough
                                          President and Chief Executive Officer

                                      By: /s/ Robert O. Bratton
                                          -------------------------------------
                                          Robert O. Bratton
                                          Executive Vice President and
                                            Chief Financial Officer


                                      Date:  January 11, 1999